                                                            Exhibit 10.27.1




     AMENDED AND RESTATED PROJECT  SERVICES AND DEVELOPMENT AGREEMENT

                              by and between

                   GRAYS FERRY COGENERATION PARTNERSHIP
                                 as OWNER,

                                    and

                   PHILADELPHIA UNITED POWER CORPORATION
                                as OPERATOR

                      dated as of September 17, 1993


                        SCHUYLKILL STATION PROJECT

      AMENDED AND RESTATED PROJECT SERVICES AND DEVELOPMENT AGREEMENT


                                   Index



ARTICLE 1                                                       3
     DEFINITIONS                                                3





ARTICLE 2                                                       9
     SCOPE OF OPERATOR'S SERVICES                               9
     2.1 Phase I Mobilization                                   9
     2.2 Phase II Mobilization                                  9
     2.3 Continuous Operation                                  10
     2.4 Proper Maintenance                                    10
     2.5 Compliance                                            11
     2.6 Site Maintenance                                      11
     2.7 Maximum Efficiency                                    11
     2.8 Safety Procedures                                     11
     2.9 Scope of Services                                     12
     2.10 Revise Manuals                                       12
     2.11 Provisions                                           12
     2.12 Mobilization Period Fees                             13
     2.13 Project Manager                                      13





ARTICLE 3                                                      13
     OWNER'S RESPONSIBILITIES                                  13
     3.1 Acceptance of Project                                 13
     3.2 Spare Parts Inventory                                 14
     3.3 Provision of Project Facilities                       14
     3.4 Site Services                                         14
     3.5 Approvals and permits                                 14
     3.6 Access to Project Documents                           14
     3.7 SCR System                                            15
     3.8 CO Catalyst System                                    15





ARTICLE 4                                                      15
     OPERATION OF THE PROJECT                                  15
     4.1 Party Representatives                                 15
     4.2 Visits and Reviews by Owner                           15
     4.3 Annual Operating Plan                                 16
     4.4 Management Coordination and Planning                  17
     4.5 Unscheduled Maintenance                               17
     4.6 Maintenance During Warranty                           17





ARTICLE 5                                                      18
     TERM:  TERMINATION AND DEFAULT                            18
     5.1 Initial Term and Renewal                              18
     5.2 Default by Owner                                      18
     5.3 Default by Operator                                   18
     5.4 Remedy Upon Default by Owner                          19
     5.5 Remedies for Failure to Achieve Performance Standards 20
     5.6 Termination for Uncontrollable Circumstances          21
     5.7 Rights and Remedies                                   21
     5.8 Determination of Performance Standards and Liquidated
         Damages                                               21

ARTICLE 6                                                      22
     OPERATOR'S ANNUAL FEES                                    22
     6.1 Annual Fee                                            22
     6.2 Adjustment of Annual Fee for Steam Purchased          24
     6.3 Time for Payment                                      26
     6.4 Electric Capacity Fee                                 27





ARTICLE 7                                                      27
     INTENTIONALLY OMITTED                                     27





ARTICLE 8                                                      27
     REIMBURSEMENT                                             27
     8.1 Reimbursement Costs                                   27
     8.2 Time for Payment                                      28





ARTICLE 9                                                      28
     EQUITY DISTRIBUTION LIMITATIONS                           28
     9.1 Equity Distribution Limitations                       28





ARTICLE 10                                                     29
     BILLING AND PAYMENTS                                      29
     10.1 Invoices                                             29
     10.2 Owner's Dispute                                      29
     10.3 Operator's Dispute                                   29
     10.4 Dispute Resolution                                   29





ARTICLE 11                                                     30
     FORCE MAJEURE; STRIKES                                    30
     11.1 Effect of Force Majeure                              30
     11.2 Strikes                                              30





ARTICLE 12                                                     30
     INSURANCE                                                 30
     12.1 Insurance Coverage                                   30
     12.2 Waiver of Subrogation                                31





ARTICLE 13                                                     31
     DISPUTE RESOLUTION                                        31
     13.1 Procedure                                            31
     13.2 Binding Arbitration                                  32





ARTICLE 14                                                     33
     PAYMENT OF FINES AND PENALTIES                            33





ARTICLE 15                                                     33
     DEFECTIVE WORK                                            33
     15.1 Work to be Fit                                       33
     15.2 Consequence of Breach                                33
     15.3 Vendor Warranties                                    34





ARTICLE 16                                                     34
     OPERATOR'S REPRESENTATIONS                                34
     16.1 Corporate Standing; Authorization                    34
     16.2 Enforceability                                       34
     16.3 No Violation of Law                                  34
     16.4 Litigation                                           34
     16.5 Qualifications                                       34
     16.6 Waiver of Liens                                      35
     16.7 Approvals and Permits                                35
     16.8 General                                              35





ARTICLE 17                                                     35
     OWNER'S REPRESENTATIONS                                   35
     17.1 Good Standing; Authorization                         35

     17.2 Enforceability                                       35
     17.3 No Violation of Law                                  36
     17.4 Litigation                                           36
     17.5 Approvals and Permits                                36
     17.6 Contracts                                            36
     17.7 General                                              36





ARTICLE 18                                                     36
     INDEMNIFICATION                                           36
     18.1 Operator Indemnity                                   36
     18.2 Owner Indemnity                                      37
     18.3 Cooperation Regarding Claims                         37





ARTICLE 19                                                     38
     OPTION TO PURCHASE                                        38
     19.1 Option to Acquire Interest                           38
     19.2 Effect on Annual Fee                                 39
     19.3 Option to Acquire Entire Project                     39
     19.4 Right of First Purchase                              40
     19.5 Ownership Limitations                                40
     19.6 Status                                               41
     19.7 Dividend Restriction                                 41





ARTICLE 20                                                     41
     MISCELLANEOUS PROVISIONS                                  41
     20.1 Entire Agreement                                     41
     20.2 Further Assurances                                   41
     20.3 Amendments                                           42
     20.4 Joint Effort                                         42
     20.5 Terminology                                          42
     20.6 Notice                                               42
     20.7 Severability                                         43
     20.8 Assignment                                           43
     20.9 No Waiver                                            43
     20.10. Applicable Law                                     43
     20.11 Successors and Assigns                              43
     20.12. Appendices                                         44
     20.13 Relationship of Parties                             44
     20.14 Survival of Agreements                              44
     20.15 Dollar Amounts                                      44
     20.16 Business Days                                       44
     20.17 Counterparts                                        44
     20.18 Overdue Obligations to Bear Interest                45
     20.19 Proprietary Information                             45
     20.20 No Consequential Damages                            45
     20.21 Environmental Liability                             46
     20.22 Owner's Approval                                    47

APPENDICES

Appendix 1  Scope of Services
Appendix 2  Availability Standards (to be attached)
Appendix 3  Intentionally Deleted
Appendix 4  Penn Event:  Adjustment in Minimum Take
Appendix 5  Fair Market Value

      AMENDED AND RESTATED PROJECT SERVICES AND DEVELOPMENT AGREEMENT


     THIS AMENDED AND RESTATED PROJECT SERVICES AND DEVELOPMENT AGREEMENT is dated as of September 17, 1993, by and between GRAYS FERRY COGERNERATION PARTNERSHIP, a Pennsylvania general partnership having its principal place of business at 225 South 8th Street, Philadelphia, Pennsylvania, hereinafter called "Owner," and PHILADELPHIA UNITED POWER CORPORATION, a formerly known as UNITED THERMAL DEVELOPMENT CORPORATION, a Delaware corporation having its principal place of business at 535 Madison Avenue, 18th Floor, New York, New York, hereinafter called "Operator" or "PUPCO".

                         BACKGROUND TO RESTATEMENT

     Philadelphia Thermal Energy Corporation ("PTEC"), PUPCO, Adwin Equipment Company ("Adwin"), O'Brien Environmental Energy Systems, Inc. ("O'Brien") and Owner are parties to some or all of a series of agreements, each dated November 11, 1991, as follows (collectively, "Original
Agreements"):

     (1) Steam Venture Agreement by and among O'Brien, Adwin, PUPCO and PTEC ("Original Venture Agreement");

     (2)  Site Lease by and between PTEC and Owner ("Original Lease");

     (3) Steam Purchase Agreement by and among PTEC, Adwin, O'Brien and Owner ("Original Purchase Agreement");

     (4) Project Services and Development Agreement by and between Owner and PUPCO ("Original Development Agreement");

     (5) Penn Selection Agreement by and among PTEC, PUPCO, Adwin, O'Brien and Owner ("Original Penn Agreement"); and

     (6) Dock Facilities by and among PTEC, Owner and Philadelphia Thermal Development Corporation ("Original Dock Agreement").

     The Original Agreements set forth the terms and conditions under which Adwin and O"Brien formed Owner for the purposes of constructing and owning a Cogeneration Facility (as defined hereafter), which will be located on a portion of PTEC's Schuylkill Station site. The Cogeneration Facility will produce steam and electrical power, and will be operated and maintained by PUPCO. Steam from the Cogeneration Facility will be purchased by PTEC for use in PTEC's steam distribution system. The parties have subsequently agreed to terminate the Original Penn Agreement.

     The Original Agreements contemplated that the Cogeneration Facility would consist of a Frame 7 Gas Turbine, a Heat Recovery Steam Generator, a steam turbine and a high pressure auxiliary boiler with a minimum 5000,000 lbs/hour of capacity (No. 6 oil rating) which would be capable of burning both No. 6 oil and natural gas. The Original Agreements further contemplated that the auxiliary boiler would, under certain circumstances, be constructed on an accelerated basis prior to the remainder of the equipment described above.

     Adwin and O'Brien have now requested, and PTEC and PUPCO have agreed, that the installation of the Cogeneration Facility ("Project") be restructured in certain ways, including the development of the Project in two discrete phases, consisting of (i) installation in Phase I of a high pressure auxiliary boiler with a 40 megawatt steam turbine ("Phase I Project"), and (ii) installation in Phase II of the Frame 7 Gas Turbine and related equipment ("Phase II Project"). The parties intend that the Phase I Project be completed on an expedited basis.

     The parties have further agreed to amend certain of the Original Agreements and to restate those Original Agreements, as so amended, in their entirety, to reflect the changes to the Project described above.

     Now, therefore, intending to be legally bound hereby, the parties hereby amend the Original Development Agreement and restate the Original Development Agreement in its entirety, as follows:

                                 RECITALS

     Owner is a general partnership created by a subsidiary of O'Brien Energy Systems, Inc., a Delaware corporation, and Adwin, and Pennsylvania corporation, for purposes of designing, constructing and owning a cogeneration facility to produce steam and electricity ("Project"). The steam will be sold to PTEC, an affiliate of Operator, pursuant to an amended and Restated Steam Purchase Agreement of even date herewith ("Amended Steam Purchase Agreement"), and Owner is leasing space for the cogeneration facility in PTEC's Schuylkill Station plant at 2600 Christian Street, Philadelphia, Pennsylvania pursuant to an Amended and Restated Site Lease between Owner and PTEC of even date herewith. Owner now wishes to retain Operator to operate and maintain the cogeneration facility.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and agreement of the Parties herein expressed, and intending to be legally bound, the Parties hereby agree as follows:

                                 ARTICLE 1

                                DEFINITIONS

     In construing this Agreement and the Appendices hereto, the following terms shall have the meanings herein assigned to them:

     "Acceptance Schedule" means the schedule indicating defects in the Project and setting out the achieved levels of performance under the applicable tests contained in the Turnkey Construction Agreement, as further described in Section 3.1.

     "Agreement" shall mean this Amended and Restated Project Services and Development Agreement (including all Appendices hereto), as it may be amended, restated or supplemented from time to time in accordance herewith.

     "Agreement Date" means the date appearing on the first page of this Agreement, as of which date this Agreement was executed.

     "Agreement Year" means (i) in the case of the first Agreement Year, the period commencing on the Phase I Project Acceptance Date and ending on the first anniversary of the Phase I Project Acceptance Date, and (ii) in the case of each succeeding Agreement Year, the twelve-month period beginning on an anniversary date of the Phase I Project Acceptance Date and ending on the next succeeding anniversary date of the Phase I Project Acceptance Date.

     "Annual Operating Plan" means the annual plan for the operation and maintenance of the Project as described in Section 4.3 hereof.

     "Applicable Agreement Year" has the meaning set forth in Section
6.1(e).

     "Approvals and Permits" means all approvals, permits, licenses, certificates, inspections and authorizations required by any Governmental Authority arising out of, incident to or related to the operation and maintenance of the Project.

     "Auxiliary Boiler" means the high-pressure boiler to be constructed by Owner as Phase I of the Project pursuant to the Steam Venture Agreement.

     "Change in Law" means (a) the adoption, promulgation or modification after the Agreement Date of (i) any federal statute, regulation, ruling or executive order not adopted, promulgated or modified or officially published in The Congressional Record or The Federal Register on or before the Agreement Date, or (ii) any State, local or administrative statute, ordinance, regulation or executive order that was not so adopted, promulgated or modified on or before the Agreement Date, or (b) the imposition by a Governmental Authority of any material conditions in connection with the issuance, renewal, or modification of any official permit, license or approval after the Agreement Date, which in the case of either (a) or
(b) establishes requirements affecting the operation or maintenance of the Project materially more burdensome than the most stringent requirements (x) in effect as of the Agreement Date, (y) agreed to in any applications of Owner for official permits, licenses or approvals pending as of the Agreement Date or (z) contained in any official permits, licenses or approvals with respect to the Project obtained as of the Agreement Date; provided, however, that a change in any income tax law shall not constitute a Change in Law hereunder.

     "Claims" has the meaning set forth in Section 20.21(d) hereof.

     "Consumer Price Index Percentage" means the percentage increase in index points in the Consumer Price Index, All Urban Consumers (CPI-U), Philadelphia, All Items (1982-84-100) for the period beginning on the last month of one Agreement Year and ending on the last month of the next succeeding Agreement Year.

     "Construction Contractor" means the contractor retained by owner to install the cogeneration facility.

     "Credit Agreement" is the agreement between Owner and Lender setting forth the terms of the construction and permanent financing for the Project.

     "Debt Service" means for any period, the amount of principal, interest and other fees and expenses payable with respect to the indebtedness of Owner under the Credit Agreement or with respect of any other indebtedness incurred by Owner to refinance the loan evidenced by the Credit Agreement.

     "Dispute" means any claim, dispute, disagreement or other matter in question between Operator and Owner that arises with respect to the terms and conditions of this Agreement or with respect to the performance, nonperformance or breach by Operator or Owner of their respective obligations under this Agreement.

     "Electricity Purchase Agreement" means the agreement between the Electricity Purchaser and Owner for the sale of the electric output of the Project, as such agreement may be amended, restated or supplemented from time to time.

     "Electricity Purchaser" means the Philadelphia Electric Company or another electric utility.

     "Energy Revenues" means, for any Agreement Year or other referenced period, the sum of (a) gross revenues received during such Agreement Year or other referenced period from all sales of electricity and steam generated by the Project, and (b) any amount recovered pursuant to any judgment against, or settlement with, the Electricity Purchaser or the Steam Purchaser in such

Agreement Year or other referenced period in respect of any dispute regarding the amounts due to Owner pursuant to the Electricity Purchase Agreement or the Steam Purchase Agreement, net of all reasonable costs of collecting such amounts.

     "Equity Purchase Option" has the meaning set forth in Section 19.1.

     "Final Acceptance" shall mean the acceptance of each Phase of the Project by Owner upon the completion of all Work (except for the furnishing and installation of Punchlist Items) and receipt from the Construction Contractor of a true and correct Final Acceptance Certificate, and the release and waiver by Owner of all claims against the Construction Contractor relating to the performance of the Work except those claims arising from or consisting of (a) unsettled claims, (b) claims for breach of any warranty or guarantee set forth in the Turnkey Construction Contract, (c) liens or other title exceptions respecting the facility or any components of the Project or (d) any material breach by the Construction Contractor of any of the terms of the Turnkey Construction Contract.

     "Final Performance Tests" means the final series of acceptance tests required by the Turnkey Construction Contract to be completed prior to Final Acceptance.

     "Force Majeure" means the following acts, events or occurrences to the extent such acts, events or occurrences are beyond the reasonable control of the affected party and prevent, reduce or materially interfere with the operation or maintenance of the Project: act of God; war, declared or undeclared; reasonably unforeseeable Change in Law; fire; labor strike, walkout or similar labor dispute (official or unofficial) (but excluding a strike by the employees of Operator limited to the Site); sabotage; the act of, or failure to act in accordance with the terms hereof by, the other Party to this Agreement; breakings of or accidents to machinery or equipment caused directly by an act of God or by the act or omission of a third party (other than Operator's subcontractor(s)) over whom the affected party has no control, or any other cause reasonably unforeseeable; provided that any such act, event or occurrence resulting from the negligence (by commission or omission) of the affected Party or any of its subcontractors shall not constitute Force Majeure.

     "Fuel" means the oil or natural gas necessary for the formal operation and maintenance of the Project.

     "Fuel Operation Date" means the Phase II Project Acceptance Date unless construction of the Phase II Project has not been initiated (as described in Section 9 of the Steam Venture Agreement) within one (1) year after the Phase I Acceptance Date, in which event the Full Operation Date will be the Phase I Project Acceptance Date.

     "Gas Turbine" means the Frame 7 combustion turbine portion of the Project.

     "Governmental Authority" means any Federal, state, local, regulatory, administrative or other governmental authority including any department, subdivision, commission, board, bureau, agency or instrumentality thereof.

     "Heating Degree Days" means the heating degree days for Philadelphia International Airport as reported by the National Weather Service.

     "Interconnection Facilities" means the portions of the interconnection equipment and other facilities required to connect the Project to the Electricity Purchaser's electrical supply system which are maintained and operated by the Electricity Purchaser and any electrical transformers and associated equipment even if not maintained by Electricity Purchaser.

     "Lender" means the institutional lender holding the most senior debt of the Project from time to time.

     "Manuals" means the manuals to be provided by Owner, as the same may be updated from time to time by Operator pursuant to Section 2.9 hereof, and such other manual and similar materials as may be required to be prepared and maintained by Operator with respect to the Project in order to comply with Requirements of Law.

     "Mobilization Period" means the period of initial staffing for equipment start up and testing preceding the date reasonably estimated by Owner to be the Project Acceptance Date.

     "Operator" means Philadelphia United Power Corporation.

     "Owner" means Grays Ferry Cogeneration Partnership.

     "Partners" has the meaning set forth in Section 9.2, provided that if Owner is at any time hereafter a corporation, the term "Partners" as used throughout this Agreement shall be deemed to refer to Owner's shareholders.

     "Party" or "Parties" means Owner and/or Operator.

     "Penn Event" means the termination of steam service to the service location for the University of Pennsylvania at 3401 Spruce Street (Account No. 06-1705-3).

     "Person" means an individual, corporation, partnership, business trust, joint venture, company, firm, unincorporated association, governmental body or any other entity.

     "Phase I" or "Phase I Project" refers to that portion of the Project which consists of the installation and operation of the Auxiliary Boiler.

     "Phase II" or "Phase II Project" refers to that portion of the Project which consists of the installation and operation of the Gas Turbine and HSRG, with related equipment.

     "Phase I Availability" means the percentage of time the Phase I Project is available to operate at the capacity established by the Phase I Final Performance Test, as adjusted for temperature, as determined in accordance with the formula set forth in Appendix 2A.

     "Phase II Availability" means the percentage of time the Gas Turbine and HRSG components of the Phase II Project are available to operate together at the capacity established by the Final Performance Test, as adjusted for temperature, as determined in accordance with the formula set forth in Appendix 2B.

     "Phase I Minimum Take Requirement" means 3.0 million Mlbs., as defined in, and adjusted pursuant to, the Steam Purchase Agreement.

     "Phase II Minimum Take Requirement" means 3.3 million Mlbs., as defined in, and adjusted pursuant to, the Steam Purchase Agreement.

     "Phase I Project Acceptance Date" shall have the meaning assigned to such term in Section 3.1.

     "Phase II Project Acceptance Date" shall have the meaning assigned to such term in Section 3.1.

     "Prime Rate" refers to the rate publicly announced from time to time by Lender as its prime rate or as that rate offered to its most favored commercial customers.

     "Project" has the meaning given it in the Recitals and includes the buildings and other structures, fixtures, machinery, equipment, materials and things of all kinds used in connection with the cogeneration facility at the Site, and all substitutes, additions, replacements and modifications thereto. As used herein, the term "Project" refers initially to the Phase I Project, and, if the Phase II Project is completed, thereafter to the Phase I Project and the Phase II Project respectively.

     "Project Agreements" means the Amended and Restated Steam Purchase Agreement, the Amended and Restated Steam Venture Agreement, this Agreement and the Amended and Restated Site Lease.

     "PTEC" means Philadelphia Thermal Energy Corporation, the Steam
Purchaser.

     "Punchlist Items" shall mean those finishing items which must be completed by the Construction Contractor after the Final Acceptance Date, without which the Project is nonetheless commercially operable.

     "Reimbursable Costs" means the costs to be reimbursed by Owner to Operator pursuant to Section 8.1 hereof.

     "Requirements of Law" shall mean any statute, rule, regulation, code, standard, ordinance or other law of any Governmental Authority and any order, including an injunction, judgment, writ, award, determination or decree of any arbitrator, court or other Governmental Authority, in each case applicable to or binding upon the Project (including the use, maintenance and operation thereof) or any Party or to which the Project (including the use, maintenance and operation thereof) or any Party is subject, including those relating to building, environmental (including those relating emissions, discharges, disposals and hazardous wastes or materials), health and safety matters, the giving of notices and access to the Project.

     "Site" means the real property in Philadelphia, Pennsylvania on which the Project is to be constructed, operated and maintained, as more fully described in the Site Lease.

     "Site Lease" means the Amended and Restated Site Lease, dated the same date as this Agreement, between Owner and PTEC, as such agreement may be amended, restated or supplemented from time to time.

     "Steam Purchase Agreement" means the Amended and Restated Steam Purchase Agreement dated the same date as this Agreement between the Steam Purchaser and Owner for the sale of the steam output of the Project, as such agreement may be amended, restated or supplemented from time to time.

     "Steam Purchaser" means Philadelphia Thermal Energy Corporation.

     "Steam Venture Agreement" means the Amended and Restated Steam Venture Agreement dated the same date as this Agreement among Owner, Operator, and PTEC, as such agreement may be amended, restated or supplemented from time to time.

     "Substantially Completed" means the stage in the progress of the construction of the Project when such construction is sufficiently complete in accordance with the Turnkey Construction Contract to permit normal commercial operation of the Project for the generation of steam and electricity.

     "Subordinated Annual Fee" has the meaning set forth in Section 6.2.

     "Term" means the term of this Agreement as provided in Section 5.1 hereof and any extensions or renewals thereof.

     "Turnkey Construction Contract" means the construction contract pursuant to which Owner has retained Construction Contractor to install the Project at the Site.

     "Work" shall mean all obligations, duties and responsibilities assigned to or undertaken by the Construction Contractor pursuant to the Turnkey Construction Contract.


                                 ARTICLE 2

                       SCOPE OF OPERATOR'S SERVICES

     2.1 Phase I Mobilization. The Phase I Mobilization Period shall begin on a date specified by Owner to Operator at least six (6) months prior to the projected Phase I Project Acceptance date, and shall continue until the Phase I Project Acceptance Date. During the Phase I Mobilization Period, Operator shall, subject to Owner's review and in conjunction with the Construction Contractor consistent with the terms of the Phase I Turnkey Construction Contract, take all actions reasonably necessary or desirable to prepare the Phase I Project for commercial operation on the Phase I Project Acceptance Date, including, without limitation:

          2.1.1 Hiring the temporary staff and recruiting, hiring and training the permanent staff and specialists required for the normal operation and maintenance of the Phase I Project in accordance with this agreement;

          2.1.2 Establishing a system for maintaining the inventory of spare parts and a system for the provision of all consumables (other than those to be provided by Owner pursuant to Section 3.4 hereof), equipment and supplies;

          2.1.3 Performing start-up of the Phase I Project during the start-up phase under the direction of the start-up supervisor and start-up technicians provided by Construction Contractor under the Phase I
Turnkey Construction Agreement or by Owner, as the case may be; and

          2.1.4 Preparing monthly progress reports of such preparation in a format mutually acceptable Operator and Owner.

     2.2 Phase II Mobilization. The Phase II Mobilization period shall begin on a date specified by Owner to Operator at least six (6) months prior to the projected Phase II Project Acceptance Date, and shall continue until the Phase II Project Acceptance Date. During the Phase II Mobilization Period, Operator shall, subject to Owner's review and in conjunction with the Construction Contractor consistent with the terms of the Phase II Turnkey Construction Contract, take all actions reasonably necessary or desirable to prepare the Phase II Project for commercial operation on the Phase II Project Acceptance Date, including, without limitation:

          2.2.1 Hiring the temporary staff and recruiting, hiring and training the permanent staff and specialists required for the normal operation and maintenance of the Phase I Project in accordance with this agreement;

          2.2.2 Establishing a system for maintaining the inventory of spare parts and a system for the provision of all consumables (other than those to be provided by Owner pursuant to Section 3.4 hereof), equipment and supplies;

          2.2.3 Performing start-up of the Phase II Project during the start-up phase under the direction of the start-up supervisor and start-up technicians provided by Construction Contractor under the Phase I
Turnkey Construction Agreement or by Owner, as the case may be; and

          2.2.4 Preparing monthly progress reports of such preparation in a format mutually acceptable to Operator and Owner.

     2.3 Continuous Operation. Beginning on each Project Acceptance Date and throughout the Term of this Agreement, Operator shall operate and maintain the Project, according to the terms of this Agreement and each Annual Operating Plan, in such a manner as to maximize operating hours and net Energy Revenues giving due consideration to (a) avoiding excessive fuel consumption and other excessive variable costs of electricity and steam production, (b) generally accepted and sound operating practices, (c) the design parameters of the Project and (d) the Manuals. Operator shall arrange schedule maintenance during such periods as will both reasonably minimize the loss of Energy Revenues and comply with the equipment manufacturer's recommendations and service bulletins together with the requirements of the Project Agreements.

     2.4 Proper Maintenance. Operator shall maintain the entire Project at all times properly and in good, clean, orderly condition, and shall perform all necessary maintenance and clean-up implement necessary repairs and replacements and purchase and install necessary replacement equipment or parts of the Project, subject to reimbursement pursuant to Article 8. Operator shall maintain inventories of replacements, spare parts and consumables as specified in the Annual Operating Plan. Operator shall perform normal and customary overhauls of the Project including (after the Phase II Project Acceptance Date) major overhauls of the Gas Turbine as prescribed by the equipment manufacturer or as otherwise may be required. Operator shall contract out the major overhauls of the Gas Turbine through a competitive bid process to a contractor acceptable to owner, Operator and Lender's independent engineer (if any). Operator shall not make any additions, alterations or other changes to the Project which would cause a material deviation from the Annual Operating Plan, or increase operating costs above those set forth in the Annual Operating Plan, without the written approval of Owner. Operator covenants that it shall not through its acts or omissions, knowingly operate or maintain the Project in any manner that impairs Owner'' ability to obtain recourse against Construction Contractor pursuant to either Turnkey Construction Agreement, provided that the foregoing covenant shall not be deemed to expand any rights of recourse which Owner may have against Construction Contractor pursuant to either Turnkey Construction Agreement.

     2.5  Compliance.

          2.5.1 Operator shall operate and maintain the Project in compliance with all applicable Requirements of Law and all Approvals and Permits upon each Project Acceptance. Operator furthermore covenants to perform its obligations hereunder so that Owner is able to comply with its obligations under the Site Lease and the other Project Agreements.

          2.5.2 Owner shall be responsible for ensuring that each Phase of the Project is capable of complying with all environmental emission Requirements of Law and all Approvals and Permits prior to Project Acceptance for each Phase (as hereinafter defined). If the Owner elects to accept or occupy either Phase of the Project from Construction Contractor in less than Substantially Completed condition, Owner shall bear the responsibility, and all costs associated therewith, for bringing that Phase of the Project into compliance with such Requirements of Law and Approvals and Permits.

     2.6 Site Maintenance. Operator shall maintain the Site in a good, safe, clean and orderly condition in accordance with the requirements and restrictions of the Site Lease, to the extent within Operator's control under the terms of the Site Lease.

     2.7 Maximum Efficiency. Consistent with the Manuals, sound operating and engineering practice and Owner's objective of maximizing the economic efficiency of Project operations, Operator shall operate and maintain the project so as to maximize the useful life of the equipment and minimize downtime for repairs.

     2.8 Safety Procedures. Operator shall comply with all safety procedures whether contained in the Manuals, required by insurance companies or required by applicable Requirements of Law or the terms of any Approvals and Permits, reasonably necessary or appropriate to minimize the likelihood of accidents or injuries to Persons or damage to property on or about the Site.

     2.9 Scope of Services. Operator shall provide, subject to reimbursement pursuant to Article 8, full-time office services, including bookkeeping and secretarial services, together with office equipment, facilities and supplies as well as other services, according to the requirements described in Appendix 1 hereto which shall be prepared within sixty (60) days after execution of the Electricity Purchase Agreement.

     2.10 Revise Manuals. Operator shall, as often as necessary in Operator's reasonable judgment but not less often than annually, revise and update the Manuals.

     2.11 Provisions. In order to satisfy Operator's obligations, Operator shall provide, or cause to be provided by subcontractors:

          2.11.1 All permanent staff, temporary staff and specialists for the operation and maintenance of the Project. Operator shall be solely responsible for the screening, hiring, assignment and supervision of all such personnel.

          2.11.2 All spare parts (other than spare parts supplied by Owner under Section 3.2) required for the operation and maintenance of the Project, subject to reimbursement pursuant to Article 8. Spare parts shall be held in inventory for immediate replacement of parts required to maintain the operation of the Project. The inventory of spare parts shall be specified in the Annual Operating Plan which is approved by Owner.
Owner may inspect inventory upon 24 hours prior notice to evaluate the quality of goods and stock levels.

          2.11.3 All consumables (other than consumables supplied by Owner under Section 3.4) required for the operation and maintenance of the Project, subject to reimbursement pursuant to Article 8. The inventory of consumables shall be specified in the Annual Operating Plan which is approved by Owner.

          2.11.4 Policies of insurance in accordance with Article 12 hereof, subject to reimbursement pursuant to Article 8.

          2.11.5 The repair and/or replacement of any broken or damaged parts or components of the Project, including the installation and replacement of spare parts.

          2.11.6 The preparation, generation, maintenance and storage at the Site of all operating and maintenance logs, performance data, records, cost data and scheduled reports on behalf of owner, such information to be prepared, generated and maintained in accordance with the applicable requirements of the Project Agreements.

          2.11.7 Performance of the obligations of the Project Operator as described in Section 2(c) of the Dock Facility

Service Agreement of even date herewith among Owner, PTEC and Philadelphia Thermal Development Corporation.

     2.12 Mobilization Period Fees.

          2.12.1 During the each of the Phase I Mobilization Period and the Phase II Mobilization Period, Owner shall be responsible for reimbursing Operator for all costs of staffing and start-up in accordance with a phased staffing plan to be agreed between the Parties and for a fee equal to Twenty-five Thousand Dollars ($25,000) per month to a maximum aggregate total fee for each Mobilization Period of One Hundred Fifty Thousand $(150,000) Dollars.

          2.12.2 Notwithstanding the foregoing, Operator shall only be entitled to both Mobilization Fees set forth above if the Phase II Mobilization Period does not begin within six (6) months after the conclusion of the Phase I Mobilization Period.

     2.13 Project Manager. Operator shall have the right to hire a project manager for the Project (the "Project Manager") beginning on a date up to nine (9) months prior to the projected Phase I Project Acceptance Date. Owner shall be responsible for all costs associated with the hiring and employing, including, but not limited to, recruitment costs, salary, benefits and any applicable relocation expenses or bonuses, of the Project Manager by Operator that are incurred by the Operator prior to the Phase I Project Acceptance Date. Owner shall have the right to approve the Project Manager, such approval not to be unreasonably withheld or withheld for reasons other than the qualifications of the individual.


                                 ARTICLE 3

                         OWNER'S RESPONSIBILITIES

     3.1 Acceptance of Project. The responsibility for the continuous operation of the Project, as provided in Section 2.2, shall belong to Operator, and Operator shall accept and shall be deemed to have accepted such responsibility for each Phase of the Project, (i) on the date ("Phase I Project Acceptance Date") which is the date of Phase I final Acceptance Date") which is the date of Phase I Final Acceptance, or in the event Phase I Final Acceptance under the Phase I Turnkey Construction Agreement does not occur, the date Owner takes over the operation of the Phase I Project and commences to utilize the Phase I Project for its intended use after the termination of the Phase I Turnkey Construction Agreement by Owner ("Phase I Project Acceptance"), and (ii) on the date ("Phase II Project Acceptance Date") which is the date of Phase II Final Acceptance, or in the event Phase II Final Acceptance under the Phase II Turnkey Construction Agreement does not occur, the date Owner takes over the operation of the Phase II Project and commences to utilize the Phase II Project for its intended use after the termination of the Phase II Turnkey Construction Agreement by Owner ("Phase II

Project Acceptance"). Any defects in either Phase of the Project and the performance levels achieved in each set of Final Performance Tests of the Project shall be noted on a schedule (the "Acceptance Schedule") to be executed by Owner and Operator as of the date of Final Acceptance of each Phase. If Owner elects to accept or occupy either Phase of the Project from Construction Contractor in a less than Substantially Completed condition, appropriate adjustments may be made in the Annual Operating Plans to reflect increased costs reasonably expected to be incurred by Operator in operating the Project in a less than Substantially Completed condition and such adjustments shall be included on the Acceptance Schedule. Execution of the Acceptance Schedule shall not constitute a waiver or release of any claim, right or remedy which Owner may have against Construction Contractor pursuant to either Turnkey Construction Agreement nor shall it otherwise affect the obligations of the Parties pursuant hereto.

     3.2 Spare Parts Inventory. Owner will establish and provide an inventory of spare parts containing such items and quantities thereof as are reasonably recommended by the equipment vendor consistent with the objectives of the Annual Operating Plan and are reasonably acceptable to Operator.

     3.3 Provision of Project Facilities. Owner shall provide Operator with the facilities described in the Site Lease and with customary office and related facilities. The facilities shall be furnished and equipped by Owner to recognized standards to enable Operator to fulfill its obligations under this Agreement.

     3.4 Site Services. Owner shall provide the following site services as necessary for the operation and maintenance of the Project in accordance with Section 2.6, at no cost to Operator: ingress and egress to the Site; fuel; demineralized water; waste water disposal; standby power; electricity; and other Site services and materials of a similar nature reasonably required for the operation and maintenance of the Project and not required to be provided by Operator under Article 2 hereof. Operator shall provide one, some or all of the Site services described in this Section as requested in writing by Owner, provided that Owner shall reimburse Operator for the actual cost incurred by Operator in providing such Site services.

     3.5 Approvals and permits. Owner shall be responsible for obtaining and maintaining all Approvals and permits necessary for the Project to be legally authorized to operate. Operator shall provide full and reasonable continuing cooperation in obtaining and maintaining all Approvals and Permits necessary to permit it to operate the Project. Operator shall review Owner's applications for accuracy if requested.

     3.6 Access to Project Documents. Owner will grant Operator access to all Project related documents required for the perfor-mance of Operator's responsibilities hereunder. These shall be maintained in confidence by Operator.

     3.7 SCR System. If an SCR System is required for the Project for Nox control, Owner shall pay for all spare parts and replacement components of the SCR System and all off-site refurbishment repairs to the SCR System pursuant to separate agreement with the vendor of the SCR System, such agreement to be reasonably acceptable to Operator. At Owner's option, Operator shall accept an assignment of the agreement(s) with the vendor of the SCR System and shall perform the obligations of Owner thereunder from and after the effective date of such assignment, provided that (i) Owner shall reimburse Operator for the actual costs incurred by Operator in performing such obligations and (ii) Owner shall be entitled to require Operator to reassign the SCR System Agreement(s) to Owner at any time upon reasonable notice to Operator.

     3.8 CO Catalyst System. If a CO Catalyst System is required for the Project for CO control, Owner shall pay for all spare parts and replacement components of the CO Catalyst System and all off-site refurbishment repairs to the CO Catalyst System pursuant to separate agreement with the vendor of the CO Catalyst system, such agreement to be reasonably acceptable to Operator. At Owner'' option, Operator shall accept an assignment of the agreement(s) with the vendor of the CO Catalyst System and shall perform the obligations of owner thereunder from and after the effective date of such assignment, provided that (i) Owner shall reimburse Operator for the actual costs incurred by Operator in performing such obligations and
(ii) Owner shall be entitled to require Operator to reassign the CO Catalyst System Agreement(s) to Owner at any time upon reasonable notice to Operator.


                                 ARTICLE 4

                         OPERATION OF THE PROJECT

     4.1 Party Representatives. Within five (5) days after the beginning of each Mobilization Period, each Party shall notify the other in writing of its designation of an individual to act as its representative with respect to matters which may arise with respect to the operation of the Project. At any time after the initial designation by any Party of its representative, such Party may designate a successor representative by similar written notice to the other Party.

     4.2 Visits and Reviews by Owner. With reasonable prior notice, Owner shall have the right to regularly inspect the Site and the right to inspect the Gas Turbine during periods of extended maintenance. Owner shall also have the right, at least once annually, or, more frequently with reasonable prior notice during hours which any designated representative of Operator is on the Site, to inspect the Site and any part or component of the

Project, and all other things pertaining to the operation of the Project, and to receive a complete tour and briefing on the Project and Project operations by Operator. Owner and its representative shall also have the right to take visitors, after reasonable notice to Operator, on the Site and into the Project to observe the various services which Operator performs, provided that such visits shall be pre-approved by the Operator and conducted in a manner so as to minimize interference with Operator's obligations hereunder. Operator will provide daily production reports which will include steam and electrical production and fuel and water consumption.

     4.3 Annual Operating Plan. Not later than forty-five (45) days prior to the first day of each Agreement year, Operator shall submit to Owner for approval a proposed Annual Operating Plan for the upcoming Agreement Year. For the purpose of developing the first Annual Operating Plan, within thirty (30) days of receipt of the Electricity Purchase Agreement and equipment warranties from Owner, Operator shall use its best efforts to develop and submit to Owner the first Annual Operating Plan for Owner's approval. Owner shall provide Operator necessary additional information on a timely basis. Operator and Owner shall use their best efforts to reach agreement on the first Annual Operating Plan within ninety (90) days after Operator's submittal of the first Annual Operating Plan to Owner. If no agreement can be reached within such ninety (90) day period, then the first Annual Operating Plan shall be subject to arbitration in accordance with
Section 13.2. The Annual Operating Plan shall describe in detail projected maintenance and overhaul schedules, capital expenditure requirements, equipment acquisitions and spare parts and consumables inventories (including a breakdown of capital items and expense items), hours of operation, purchase electricity, projected Fuel usage and other variable costs, projected electricity and steam generated for sale, projected Energy Revenues, staffing plans, data regarding expected environmental performance and such other matters as Owner may reasonably require. The proposed Annual Operating Plan shall also include a budget for operation and maintenance of the Project, including the estimated prices based on time and materials for all anticipated operating and maintenance costs for the upcoming Agreement year. Owner shall indicate in writing its approval or disapproval of the Annual Operating Plan within fifteen (15) days of such submission, and in the event of disapproval, the parties shall meet and resolve in good faith any areas of disagreement. If a new Agreement Year begins without an Annual Operating Plan having been accepted by both Owner and Operator, the Annual Operating Plan for the prior Agreement year shall continue in effect, with all costs set forth therein increased monthly by the Consumer Price Index Percentage for the most recent month for which the Consumer Price Index is available. Any actions proposed under the Annual Operating Plan shall be consistent with the Manuals and Operator's obligations as described in Section 2.2. Operator shall notify Owner as soon as reasonably possible of any significant deviations or discrepancies from the projections contained in the Annual Operating Plan. Any material adjustment to total labor costs proposed by Operator shall be subject to Owner's prior written approval.

     4.4 management Coordination and Planning. Operator shall meet with Owner at least quarterly for the first two (2) years following the Project Acceptance Date, and thereafter at least semiannually to review and discuss Project performance, maintenance and costs. Prior to each scheduled meeting, Operator shall provide owner, in a form reasonably acceptable to Owner, a summary of all operating and maintenance activities performed by Operator during the previous quarter, together with all costs (by category) which make up the Reimbursable Costs associated therewith, and a comparison of the current total of such costs for the Agreement year with the budget prepared pursuant to the Annual Operating Plan.

     4.5 Unscheduled Maintenance. Operator shall perform all maintenance, repair and replacement requirements of the Project (excluding only the Interconnection Facilities) notwithstanding that the same were not anticipated or included in the approved Annual Operating Plan. Owner shall reimburse Operator for such work, subject to the provisions of Article 8. Operator will not commence any work under this section without the approval of Owner except (i) in the event that such work shall be required in an emergency, Operator shall undertake such work and notify Owner as soon as such notice is reasonably practicable, and (ii) Operator shall be authorized to perform all maintenance, repair and replacement necessary to back-up or redundant systems in order to maintain maximum Phase I Availability and Phase II Availability. The selection of subcontractors to perform unscheduled maintenance beyond the capability of Operator shall be at the reasonable discretion of Operator, subject to Owner's approval.

     4.6 Maintenance During Warranty. Operator shall maintain the Project in accordance with the requirements of all manufacturer's warranties, and shall be assigned to Operator at Operator's request for purposes of enforcement (provided that the warranties shall be reassigned to Owner if Operator does not enforce the warranties promptly). Owner shall require each major component manufacturer (including, without limitation, the manufacturer of the Gas Turbine, the HRSG, the Auxiliary Boiler and all rotating equipment such as pumps) as part of its contract, to perform a warranty inspection with Owner, Operator and Contractor at no additional cost prior to the expiration of the component's warranty. Operator shall be responsible for the cost of any repairs that would have been covered by such warranties but for which the manufacturer disclaims coverage due to Operator's failure to comply with reasonable warranty requirements.

                                 ARTICLE 5

                      TERM:  TERMINATION AND DEFAULT

     5.1 Initial Term and Renewal. The Term of this Agreement shall commence on the Full Operation Date, and shall conclude on the last day of the twenty fifty (25th) anniversary of the Full Operation Date, provided, Owner shall have the option to extend the Term of this Agreement under the terms and conditions set forth in Section 5 of the Amended Steam Venture Agreement, subject to extension of all of the Amended Project Agreements pursuant to Section 5 thereof. Notwithstanding the foregoing, the provisions of Article 2 regarding the Mobilization Periods shall be effective as of the dates set forth therein.

     5.2 Default by Owner. Each of the following shall constitute a Default by Owner:

               (a) The failure or refusal by Owner to fulfill its obligations under this Agreement, unless excused by Force Majeure; provided, however, that such failure or refusal shall not constitute a Default unless and until:

                    (i) Operator has given written notice to Owner specifying Owner's default or defaults; and

                    (ii) Owner either has not corrected such default, or
                         has not initiated reasonable steps to correct the same, within thirty (30) days of its receipt of such notice, and thereafter does not continue to take all reasonable steps necessary to expeditiously correct such default.

               (b) The failure or refusal by Owner to make any payment due Operator under the terms of this Agreement as and when the same becomes due.

     5.3 Default by Operator. Each of the following shall independently constitute a Default by Operator:

               (a) The failure or refusal by Operator, unless excused, in any case, by Force Majeure (i) to operate, repair and maintain the Project in accordance with this Agreement; (ii) to achieve at least the Performance Standards pursuant to Section 5.8 for any Agreement Year, except that during the first Agreement Year and during any Agreement Year in which a major overhaul occurs, the Performance Standards will be adjusted pursuant to Section 5.8; (iii) to comply with applicable

Requirements of Law or Approvals and permits; or 9iv) to fulfill any of its other obligations, whether designated as agreements, covenants or otherwise, under this Agreement; provided, however, that a failure or refusal under (i), (iii) or (iv) shall not constitute a Default unless and until:

                    (A) Owner has given notice to Operator specifying Operator's default or defaults; and

                    (B) Operator either had not corrected such default, or has not initiated reasonable steps to correct the same within 30 days of its receipt of such notice and thereafter does not continue to take all reasonable steps necessary to expeditiously correct such default.

               (b) The commencement by Operator of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Operator to the entry of an order for relief in an involuntary case under any such law, or the consent by Operator to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Operator or of any substantial part of its properties, or the making by Operator of any general assignment for the benefit of creditors, or the failure by Operator generally to pay its debts as they become due or any corporate action in furtherance of any of the foregoing.

               (c) The issuance by a court having jurisdiction over Operator of a decree or order for relief in respect of Operator of a decree or order for relief in respect of Operator in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by any such court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Operator or any substantial part of its property, or the ordering by any such court of the winding up or liquidation of the affairs of Operator if such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days.

     5.4 Remedy Upon Default by Owner. Upon the occurrence of a Default by Owner, if such Default by owner continues for thirty (30) days' after notice to Owner and Lender, Operator shall have the right to terminate this Agreement, and (a) if the Default by Owner arises from Owner's failure to pay the portion of the Annual Fee due under Section 6.1(e) or (h), as the case may be, plus interest, within one year after the due date thereof (an "Owner Major Default"), Operator shall have the right to acquire the Project for $1.00 (which right shall be freely assignable by Operator subject to any consent required by Lender), subject only to then-existing debt, within thirty (30) days following expiration of such 30-day grace period, or (b) if the Default by

Owner involves a failure to pay any other sum due and owing hereunder, Operator shall have the right to initiate legal action to collect such sum with interest thereon at the Prime Rate plus two percent (2%).

     5.5  Remedies for Failure to Achieve Performance Standards.

               (a) The operation and maintenance provisions of this Agreement and the portions of the Annual Fee described in Section 6.1 (c) and (d), or (f) and (g) as the case may be, may be terminated by the Owner if the project fails to achieve the minimum acceptable average annual Availability (eighty-five percent) established pursuant to Section 5.8 and specified in Appendix 2A and 2B (for Phase I and Phase II, respectively) (the average annual Availability for Phase I and for Phase II are hereinafter collectively referred to as "performance Standards"). Termination, however, shall not affect any payments under this Agreement that have become due and payable (such as the portion of the Annual Fee described in Section 6.1 (c) and (D), or (f) and (g) as the case may be, for services rendered during the year immediately preceding the termination of the operation and maintenance provisions of this Agreement), and in no case shall such termination affect the portions of Annual Fee described in
Section 6.1(e) and (h), as the case may be. If the Owner does terminate the operation and maintenance provisions of this Agreement pursuant to this
Section 5.5(a), PUPCO shall have the right to approve Owner's selection of any new operator for the Project with such approval not to be unreasonably withheld.

               (b) In the event that Operator shall fail to achieve the Performance Standards in any Agreement year, then Operator shall pay to Owner liquidated damages ("Liquidated Damages") as provided in Section 5.8. the maximum amount of Liquidated Damages which could potentially be assessed against Operator based upon Operator's inability to meet the Performance Standards shall be equal to the portion of the Annual Fee described in Section 6.1(d) or (g), as the case may be. The actual amount of Liquidated Damages owed ("Liquidated Damages Owed") shall be a function of the actual performance of the Project as measured against the Performance Standards as set forth in Appendix 2. Liquidated Damages and Debt Service coverage shall, except for Owner's right to terminate this Agreement pursuant to Section 5.5(a), be the sole remedy of Owner and the sole liability of Operator for Operator's failure to meet the Performance Standards.

               (c) Not later than twenty (20) days after the end of each Agreement year, Operator shall render a statement to Owner, with all necessary and appropriate supporting documentation, calculating the amount of Liquidated Damages due to Owner, in accordance with Section 5.5(b), for the period from the beginning of the Agreement Year through the end of such Agreement Year. Any amounts due to Owner on account of Liquidated Damages shall be paid by Operator simultaneously with the delivery of a statement therefor, but Owner's acceptance of such amounts shall not preclude it from disputing under Section 10.2 the accuracy of the amount of Liquidated Damages owed as set forth on this statement.

     5.6 Termination for Uncontrollable Circumstances. In the event of material damage to or destruction of the Project not caused by the negligence of Owner, which materially impairs the operation of the Project for at least one hundred eighty (180) consecutive days, or if any part of the Project or the Site is taken by eminent domain and such taking materially impairs the operation of the Project, or in the event a Change of Law which renders operation of the Project as intended illegal, uneconomical or otherwise undesirable, Owner and Operator shall each have the option in any of such circumstances to terminate this Agreement, and the obligations of the Parties shall cease except for obligations that have accrued prior to the effective date of such termination.

     5.7 Rights and Remedies. Except as otherwise provided herein, all rights and remedies of the Parties under any provision of this Agreement shall be cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not operate to preclude or waive the exercise of any other right or remedy. With respect to equitable remedies, the Parties acknowledge that any condition which incapacitates the operation of the Project or any part thereof, constitutes immediate, imminent, substantial and irreparable harm to owner and the Parties hereto consent to the entry of temporary immediate injunctive relief to restrain such harm, where appropriate.

     5.8 Determination of Performance Standards and Liquidated Damages. The Performance Standards and Liquidated Damages for each Phase (the "Standards") shall be jointly established by Owner and Operator based on
(i) the specific components selected by Owner, (ii) the manufacturers' performance warranties for each component, (iii) the Electricity Purchase Agreement between Owner and Electricity Purchaser, (iv) the Lender's requirements, and (v) industry standards for the specific equipment selected. Such Standards shall be reviewed and approved by Lender's independent engineer. The Standards shall be prepared jointly by the parties within sixty (60) days after execution of the Electricity Purchase Agreement and receipt of the performance warranties, but in any event no later than thirty (30) days after receipt of the commitment letter for Project financing; if the Standards are not agreed by that time, the provisions of Section 13.2 shall apply. The Standards shall include adjustments for Force Majeure and for an Agreement Year in which a major overhaul occurs. The Standards shall be affixed to this Agreement as Appendix 2.

                                 ARTICLE 6

                          OPERATOR'S ANNUAL FEES

     6.1  Annual Fee.

               (a) Subject to the terms and conditions hereof (and in particular the provisions of Article 19), Owner shall pay to Operator an annual fee for the Agreement Year beginning on the Phase I Project Acceptance Date, and each Agreement Year thereafter during the Term hereof, as follows ("Phase I Annual Fee"):

          Agreement Year           Annual Fee
               1-3                 $  900,000
               4-15                $1,500,000
               16-25               $1,900,000

               (b) Subject to the terms and conditions hereof, in lieu of the Phase I Annual Fee, Owner shall pay to Operator an annual fee for the Agreement Year in which the Phase II Project Acceptance Date occurs, and for each Agreement Year thereafter during the Term hereof as follows ("Phase II Annual Fee"):

          Agreement Year           Annual Fee
               1-3                 $2,100,000
               4-15                $3,600,000
               16-25               $4,600,000

In illustration and not limitation of the foregoing, if the Phase II Project Acceptance Date occurs during the third Agreement Year, the Phase II Annual Fee for that Agreement Year will be $2,100,000, and the Phase II Annual Fee for the next succeeding Agreement Year will be $3,600,000.

               (c) The first One Hundred Thousand Dollars ($1,000,000) of each Phase I Annual Fee shall be payable prior to payment of any Debt Service for that Agreement Year.

               (d) The next Two Hundred Thousand Dollars ($2,000,000) of each Phase I Annual Fee shall be increased annually by a percentage equal to the Consumer Price Index Percentage and shall be payable prior to payment of any Debt Service for that Agreement Year.

               (e) Payment of the remainder of each Phase I Annual Fee shall be subordinate to payment of Debt Service (with any amounts unpaid to be cumulative without interest), and the amount thereof shall be adjusted as set forth below:

                         (i)  During Agreement Years 1 through 3, the
                         remaining Six Hundred Thousand Dollars ($600,000) of the Annual

                              Fee shall be increased by five percent (5%)
                         for each Agreement Year; and

                         (ii) During Agreement Years 4 through 25, Four Hundred Thousand Dollars ($400,000) of the Annual Fee shall be increased annually by the Consumer Price Index Percentage.

     In no event shall the portion of the Phase I Annual Fee described in subsections (i) and (ii) above payable in any Applicable Agreement Year (as defined below) be less than thirty percent (30%) of the equity distribution made by Owner to its Partners for such Applicable Agreement Year. If any equity distribution would exceed such portion of the Annual Fee, Owner shall pay an amount equal to the excess to Operator at the time the distribution is made to the Partners. For purposes of this Agreement, the term "Applicable Agreement Year" shall mean any Agreement Year during the period beginning on the Phase I Project Acceptance Date and ending on the Full Operation Date.

               (f) The first Two Hundred Thousand Dollars ($200,000) of each Phase II Annual Fee shall be payable prior to payment of any Debt Service for that Agreement Year.

               (g) The next Four Hundred Thousand Dollars ($400,000) of each Phase II Annual Fee shall be increased annually by a percentage equal to the Consumer Price Index Percentage and shall be payable prior to payment of any Debt Service for that Agreement Year.

               (h) Payment of the remainder of each Phase II Annual Fee shall be subordinate to payment of Debt Service (with any amounts unpaid to be cumulative without interest), and the amount thereof shall be adjusted as set forth below:

                         (i)  During Agreement Years 1 through 3, the
                         remaining One Million Five Hundred Thousand
                         Dollars ($1,500,000) of the Annual Fee shall be increased by five percent (5%) for each Agreement Year; and

                         (ii) During Agreement Years 4 through end of Term, One Million Dollars ($1,000,000) of the Annual Fee shall be increased annually by the Consumer Price Index Percentage.

     All portions of the Phase II Annual Fee that escalate over time shall use as their base year for calculating such escalations the Phase I Project Acceptance Date.

     6.2  Adjustment of Annual Fee for Steam Purchased.

               (a) The portions of the Phase I Annual Fee payable pursuant to Section 6.1(h) hereof (collectively, "Subordinated Annual Fee") shall be adjusted according to the following schedule which reflects the amount of steam purchased by PTEC pursuant to the Amended Steam Purchase Agreement:

                                            Percentage of
                                        Subordinated Annual
               Amount of Steam Purchased by PTEC       Fee Payable

            (in million Mlbs.)
               4.6 or greater                100.00
               4.5 - 4.599                    96.15
               4.4 - 4.499                    92.30
               4.3 - 4.399                    88.45
               4.2 - 4.299                    84.60
               4.1 - 4.199                    80.75
               4.0 - 4.099                    76.90
               3.9 - 3.999                    73.05
               3.8 - 3.899                    69.20
               3.7 - 3.799                    65.35
               3.6 - 3.699                    61.50
               3.5 - 3.599                    57.65
               3.4 - 3.499                    53.80
               3.3 - 3.399                    50.00


               (b) If any reduction of the Phase II Annual Fee is required pursuant to Section 6.2(a), the reduction shall be applied first to those portions of the Annual Fee described in Section 6.1(h)(i) or (ii). Any adjustment in the Phase I Minimum Take Requirement or the Phase II Minimum Take Requirement pursuant to a Penn Event shall also adjust the foregoing table in accordance with sixty (60) days after execution of the Electricity Purchase Agreement. Such adjustment ("Penn Event Adjustment") shall include the effect, if any, of the loss to Operator of either or both the 34th and Civic Center Boulevard Account (Account No. 17-0255-0) that may occur in conjunction with a Penn Event.

               (c) (i) In the event that, in any Agreement Year, the actual Heating Degree Days are less than the target Heating Degree Days of 4,866, the amount of steam which PTEC must purchase pursuant to Section 6.2(a) for PUPCO to obtain 100% of the Subordinate Annual Fee shall be adjusted in accordance with the following formula:

Adjusted Target Mlbs =

(Actual HDDs x 50% of Target Mlbs) + 50% Target Mlbs Target HDDs

Where:
Target Mlbs              =    4.6 million Mlbs

Target HDDs              =    4,866 Heating Degree Days ("HDDs") (the 20
                         year average HDDs for the Philadelphia
                         International Airport, 1969-1988 as reported by the U.S. Weather Service)

Actual HDDs              =    Actual total year HDDs as reported by the
                         U.S. Weather Service for Philadelphia
                         International Airport

50%                      =    Approximately one-half of PTEC's Target Mlb is
                         base load and not weather related

                         (ii) The adjusted target Mlbs will be substituted in the table above for 4.6 million Mlb 100% minimum payable range. The reduced payment minimums will decrease from the adjusted target by the same 100 thousand Mlbs increments identified above.

                         (iii)     The target 4.6 million Mlbs or the
                         adjusted target Mlbs shall also be adjusted downward each Agreement Year to account for reductions in steam output from the Project as a result of Force Majeure, including system failures at the Site not attributable to PTEC's or Operator's negligence.

                         (iv) The minimum take levels shall also be adjusted each Agreement Year to account for reductions in steam output from the Project as a result of Force Majeure, including system failures at the site not attributable to PTEC's or Operator's negligence.

                         (v) If PTEC purchases or pays for less than 3.3 million Mlbs in any Agreement Year, Operator will not receive an Annual Fee for that year subject to a Penn Event Adjustment or an
                         adjustment for Force Majeure or other failures not attributable to PTEC's or Operator's negligence.

          (d) If during any Agreement Year prior to the Phase II Acceptance Date the total steam purchased by PTEC exceeds 3,200,000 Mlbs., Operator shall also receive an amount realized by Owner for the sale of such excess steam, as determined by Owner's accountants, based on line items of Project expenditures and Debt Service as identified in the pro forma utilized for Project financing. Such amount shall be payable within ninety (90) days following the end of each Agreement Year.

          (e) If during any Agreement Year prior to the Phase II Acceptance Date the total steam purchased by PTEC exceeds 4,800,000 Mlbs., Operator shall also receive an amount equal to one-third (1/3) of the incremental pre-tax profit realized by Owner for the sale of such excess steam, as determined by Owner's accountants, based on line items of Project expenditures and Debt Service as identified in the pro forma utilized for Project financing. Such amount shall be payable within ninety (90) days following the end of each Agreement Year.

     6.3  Time for Payment.

               (a) The portion of the Annual Fee due under Section 6.1(e) or (h), as the case may be, shall be due and payable quarterly beginning at the end of the first quarter (i.e., the first 3-month calendar period) following the Project Acceptance Date and each quarter (i.e., each three-month period) thereafter for the Term of this Agreement. The portion of the Annual Fee due under Section 6.1(c) and (d), or (f) and (g) as the case may be, shall be due and payable in equal monthly installments on or before the tenth day of each month.

               (b) Annual Fees or portions thereof which remain unpaid will bear interest from the due date at the Prime Rate plus two percent (2%).

               (c)  Failure to make payments described in Sections 6.1(c),
(d), (f) or (g), plus interest, within sixty (60) days of due date, after thirty (30) days' written notice from Operator and opportunity to cure by Owner and Lender, shall be a Default by owner pursuant to Sections 5.2 and 5.4.

               (d)  Failure to make payments described in Section 6.1(e) or
(h), as the case may be, plus interest, within one year of due date, after thirty days' written notice from Operator and opportunity to cure by Owner and Lender, shall entitle Operator to exercise Operator's right to purchase the Project pursuant to Section 5.4(a).

               (e) Thirty (30) days prior to the end of each Agreement Year, Owner shall forecast Project cash flow for the succeeding Agreement Year using all assumptions as established and relied upon by Lender at the time of Project financial closure but as adjusted to reflect actual Fuel, fixed, variable, and debt costs for each of the previous twelve months. If the pre-tax cash flows after all Debt Service for the Agreement Year are projected to be less than two (2) times the portions of the Annual Fee described in Section 6.1(e) or (h), as the case may be, due at the end of the Agreement Year, the Owner shall pay one twelfth (1/12) of the portion of the Annual Fee described in Section 6.1(d) to Operator at the end of each month in the Agreement Year.

     6.4 Electric Capacity Fee. In addition to the Phase I Annual Fees set forth above, if Owner sells to PECO or another utility the additional electric capacity to be created by the Phase I Project, Owner shall pay PUPCO thirty percent (30%) of all payments received by Owner for such capacity, payable within five (5) days after Owner receives each such payment.

                                 ARTICLE 7

                           INTENTIONALLY OMITTED

                                 ARTICLE 8

                               REIMBURSEMENT

     8.1 Reimbursement Costs. In addition to the Phase I and Phase II Annual Fee, Owner shall pay the following Reimbursable Costs:

          8.1.1 The actual cost of recruitment and employment of permanent and temporary staff and specialists from and after the beginning of the Phase I Mobilization Period, such costs to include employment-related benefits applicable to such staff and specialists, provided that such employment and employment-related benefits costs shall not exceed those in effect for PTEC during the term of this Agreement, except that in special cases where particular expertise is required, employment and employment-related benefits costs in excess of those then in effect at PTEC shall be included as Reimbursable Costs so long as such costs are in conformity with then current market conditions for employment of people with such expertise;

          8.1.2 The actual cost of consumables, spare parts and repairs and/or replacement components supplied by Operator in accordance with the provisions of Sections 2.10.2, 2.10.3 and 4.5 hereof;

          8.1.3 Any other direct costs incurred by Operator, such as any Federal, state or other sales, use, value-added, gross receipts or similar tax with respect to the operation and maintenance of the Project (such as a sales tax on direct cost of replacement parts used by Operator), any insurance premium paid by Operator, subject to the terms of Article 12, interest carrying costs (at a per annum rate not to exceed the Prime Rate plus 2%) on any overdue payments due Operator by Owner and the cost of water or chemicals shall be reimbursed to Operator upon demand, if Operator is required to pay same, or paid directly by Owner; provided, Operator shall pay the income and franchise taxes arising out of any payments made hereunder to Operator.

          8.1.4 Owner's obligation to pay Reimbursable Costs shall be conditional only upon the total Reimbursable Costs for an Agreement Year not exceeding the aggregate Reimbursable Costs shown on the Annual Operating Plan for that Agreement Year. Any excess Reimbursable Costs in any category over those shown on the annual Operating Plan may be offset by Operator against savings in other categories.

     8.2 Time for Payment. Reimbursable Costs shall be payable in accordance with Article 10.

                                 ARTICLE 9

                      EQUITY DISTRIBUTION LIMITATIONS

     9.1  Equity Distribution Limitations.

               (a) In the event that Owner intends to make distributions to its general partners ("Partners"), Owner must do so on a quarterly basis and must pay one-quarter of the portion of the Annual Fee described in
Section 6.1(e) or (h), as the case may be, to Operator for that Agreement Year at the time of such distributions. Estimated quarterly payments of the Annual Fee will be based on the prior year steam purchases by PTEC. Overpayments and underpayments will be reconciled within sixty days following the end of the Agreement Year.

               (b) Owner agrees to limit distributions to Partners during the first Agreement Year after the Full Operation Date to two-thirds (66.66%) of Owner's profits (after payment of any taxes payable directly by Owner). If Owner makes distributions to Partners in excess of two-thirds of such profits, Owner will first post a letter of credit, naming the Project as beneficiary, in the face amount of one-third (33.34%) of Owner's profits. That letter of credit will become payable upon the exercise of the Equity Purchase Option. The term of the letter of credit shall expire upon the expiration of the Equity Purchase Option.

               (c) All first Agreement Year equity earnings may be distributed to the Partners and the Operator in proportion to their respective ownership interests once Operator exercises its Equity Purchase Option pursuant to Section 19.1.

               (d) Notwithstanding anything to the contrary set forth herein, if Operator acquires the Acquired Interest in the Phase I Project, and (i) the amount payable to Operator as an Annual Fee for the Phase I Project in any Applicable Agreement Year, plus the capacity fee payable under Section 6.4 (if applicable) (collectively, "Phase I Payment"), exceeds (ii) the equity distribution received by Operator following such acquisition, Operator shall be entitled to receive the excess of the full amount of the Phase I Payment over the equity distribution.

                                ARTICLE 10

                           BILLING AND PAYMENTS

     10.1 Invoices. Operator shall render invoices to Owner monthly for Reimbursable Costs. All invoices shall be accompanied by all relevant documentation including payroll data and benefits computations for the relevant staff and specialists and all relevant invoices for consumables, spare parts and replacement components. Each invoice shall be paid by Owner, subject to Section 10.2, within thirty days following receipt of each invoice, and unpaid invoices shall bear interest pursuant to Section
20.18 if unpaid after such 30 day period. Each invoice shall be paid by Operator, subject to Section 10.3, not later than thirty (30) days after receipt thereof by Operator. Fuel invoices shall be paid directly by Owner.

     10.2 Owner's Dispute. Owner may, within fifteen (15) days after receiving any invoice or statement rendered pursuant to Sections 5.5(c),
10.1 or 8.1, by written notice to Operator, dispute any amount set forth in such invoice or statement; provided that Owner shall pay undisputed amounts notwithstanding the existence of any dispute with respect to the balance of such payment.

     10.3 Operator's Dispute. Operator may, within fifteen (15) days after receiving an invoice from Owner, by written notice to Owner, dispute any amount set forth in such invoice; provided that Operator shall pay undisputed amounts notwithstanding the existence of any dispute with respect to the balance of such payment.

     10.4 Dispute Resolution. Operator and Owner shall, as soon as practicable after either Party's receipt of any notice of a dispute pursuant to Section 10.2 or 10.3 above, attempt in good faith to resolve all disputed items described therein. If all such disputed items are not so resolved within thirty (30) days after receipt by either Party of such notice, either Party may, after sixty (60) days but within ninety (90) days thereafter, commence dispute resolution procedures pursuant to Article 13, in accordance therewith. In the event that such dispute resolution procedures result in an award in favor of either Party, the other

Party shall pay any balance owed with interest as provided in Section
20.18.

                                ARTICLE 11

                          FORCE MAJEURE; STRIKES

     11.1 Effect of Force Majeure. In the event that either Operator or Owner shall be prevented by Force Majeure from performing or fully performing its obligations under this Agreement (other than obligations to make payments required herein, which may not be excused by Force Majeure), the Party unable to perform or fully perform shall promptly notify the other Party and shall keep the other Party informed of the situation for the duration of such event. Upon the giving of such notice, the obligations of the Party giving the notice shall be reduced during, but no longer than, the continuance of the Force Majeure, provided such obligations shall be reduced only to the extent the affected party's performance is adversely affected solely by the Force Majeure, and only to the extent such adverse effects cannot be mitigated by the Affected Party's best efforts. The affected Party shall use its best efforts to resume performance as quickly as possible and shall suspend or operate at less than full performance only for such period of time as is necessary as a result of the Force Majeure.

     11.2 Strikes. In the event of a whole or partial non-operation of the Project due to a strike or other form of labor action by Operator's personnel, Owner shall have the right to continue operating the Project and to retain such other personnel or agents as Owner in its sole discretion deems necessary or advisable for such purposes. If any strike or labor stoppage continues for a period beyond thirty (30) days, Owner shall be entitled to terminate this Agreement.


                                ARTICLE 12

                                 INSURANCE

     12.1 Insurance Coverage.

               (a) During the Term of this Agreement, Operator shall provide and maintain such policies of insurance as may be requested by Owner in compliance with the Credit Agreement. The terms of all such policies shall comply with the provisions of the Credit Agreement. The cost of all such insurance shall be Reimbursable Costs as described in
Article 8.

               (b) Certificates of Insurance evidencing the coverages provided by Operator and copies of such policies shall be delivered to Owner prior to the beginning of the Phase I Mobilization Period. Owner, the Lender, Steam Purchaser, and any

Person who owns an interest (as mortgagee, secured party, or otherwise) in the Site or who has the right (present or contingent) to own the Project, and any of their respective successors and assigns, shall be named as additional insureds under specified policies. These certificates as well as all insurance policies required by this Article shall contain a provision that the policy will not be canceled or allowed to expire or amended in any material manner (including as to scope, type or limits of coverage), until at least ten (10) days prior written notice or such additional advance notice as may be required under the Credit Agreement has been given to Owner and all others Persons named as additional insiders. Should Operator fail to provide or maintain insurance coverage pursuant to this Section, Owner shall have the right but not the obligation to provide or maintain such coverage.

               (c) All insurance provided by Operator shall be with reputable and solvent insurance carriers which are reasonably satisfactory to Owner and Lender and licensed to do business in the Commonwealth of Pennsylvania.

     12.2 Waiver of Subrogation. Operator and Owner hereby waive any and every claim for recovery from the other for any and all loss or damage resulting from the performance of this Agreement, to the extent such loss or damage is recovered under the insurance policies described herein.


                                ARTICLE 13

                            DISPUTE RESOLUTION

     13.1 Procedure. Except as expressly set forth in Section 13.2 below, in the event a dispute arises between Owner and Operator regarding the application or interruption of any provision of this Agreement, the aggrieved Party shall promptly notify the other Party to this Agreement of the dispute within ten (10) business days after such dispute arises. If the parties shall have failed to resolve the dispute within ten (10) business days after delivery of such notice, each Party shall, within five
(5) business days thereafter, nominate a senior officer of its management to meet at the Site, or at any other mutually agreed location, to resolve the dispute. Should the Parties be unable to resolve the dispute to their mutual satisfaction within ten (10) business days after such nomination, each Party shall have the right to pursue any and all remedies available at law or in equity. Without limiting the validity of the foregoing covenants, the failure or inability of either Party to give the required notice or make the required nomination shall never be construed to stop or deny such Party's right to pursue any and all remedies otherwise available to such Party at law or in equity.

     13.2 Binding Arbitration

               (a) In the event that any claim, controversy or dispute arises between the Owner and the Operator concerning Subsections 2.1.2, 3.2, 4.3, 4.5, 5.5, 5.8, 6.1(d), 6.1(g), 6.2(a), 8.1.1 or 8.1.2
(collectively, "Arbitration Subsections") or any approvals, agreements or concurrence required under any of the Arbitration Subsections shall not have been timely given then the Owner and the Operator shall undertake in good faith to resolve the dispute amicably as described in Section 13.1.

               (b) Irrespective of any other provision of this Agreement, if the Owner and the Operator cannot agree within a two (2) week period of time after written notice respecting the formulation or performance of any obligation relating to the proposed Annual Operating Plan, the Performance Standards, or the Reimbursable Costs pursuant to any of the Arbitration Subsections, such failure to agree shall be deemed a dispute and, exclusive of any other remedy (subject however to State law), the Owner or the Operator may, following the two (2) week period, by written notice to the other party hereto, bring the dispute to an arbitration panel selected pursuant to Subsection (c) below. The arbitration panel shall assume exclusive jurisdiction over the dispute and shall be required to make a final determination, including specific findings of fact required to reach such determination, within twenty (2) days from the selection of the panel as to each specific dispute contemplated above, and, if appropriate, findings of what remedies are due to the Owner and the Operator, if any, pursuant to the terms of this Agreement. The Owner and the Operator shall prepare in writing a statement of their positions with supporting facts and data for the arbitration panel within ten (10) days after receipt of written notice of the dispute being brought to arbitration, and shall submit statement to the arbitration panel when it is selected.

               (c) The arbitration panel shall consist of representatives of three independent engineering firms, one of which shall be selected by the Owner, one of which shall be selected by the Operator, each within ten
(10) days of the notice of arbitration, the third shall be selected by the first two within ten (10) days of their selection. In the event that any arbitrator shall resign or otherwise fail to perform his duties, his successor shall immediately be selected by the party who selected such arbitrator in the first instance.

               (d) The decision of the arbitration panel shall be binding and enforceable on both parties. The decision of the panel shall be based solely of findings of fact and shall be based on the following standards:

               (1) Consistently with competitive Operation and Maintenance Contracts in the marketplace;

               (2) Consistency with standard practice as may reasonably be required to obtain Project financing; and

               (3) Where available, consistency with the specific components selected by the Owner, the Manufacturer's Performance Warranties, and the Project Acceptance Tests.

               (e) The costs of arbitration shall be borne equally by the parties for the first three (3) arbitrations in any calendar year, and thereafter by the party initiating the arbitration.

               (f) Persons other than the Owner and the Operator may be joined in such proceedings to the extent that they consent to the jurisdiction of the arbitration panel.

               (g) The Owner and the Operator shall continue to perform their respective obligations under this Agreement during any arbitration or court proceeding.

               (h) Any proceedings held by the arbitration panel shall be held in Philadelphia, Pennsylvania.

                                ARTICLE 14

                      PAYMENT OF FINES AND PENALTIES

     14.1 Payment of Fines and Penalties. Payment at any time of any fine or penalties payable to any state or the United States as a result of the Operator's gross negligence in failing to operate and maintain the Project in accordance with Requirements of Law or Approvals and Permits applicable to the operation and maintenance of the Project shall be the sole responsibility of Operator and such fines or penalties shall not result in any increase of the costs to be borne by Owner.

                                ARTICLE 15

                              DEFECTIVE WORK

     15.1 Work to be Fit. Operator warrants that the operation and maintenance services described in Article 2 will be performed properly, in a competent, cost-conscious manner and by qualified personnel, in accordance with sound and generally accepted operating and engineering practices, and that such services will be generally fit for their prescribed purpose.

     15.2 Consequence of Breach. In the event Operator fails to perform its work as required by this Agreement, Operator shall re-perform any defective service, replace any unfit or unquali-fied personnel and repair or replace any components of the Project damaged as a consequence of such failure (but only the components damaged by Operator, excluding consequential damage for lost revenues).

     15.3 Vendor Warranties. Operator shall obtain, when available on commercially reasonable terms, one-year vendor warranties for all spare parts and replacement parts, other than parts having a useful life of less than one year and parts supplied by Owner pursuant to Section 3.2 or 3.4. Any warranties received from outside vendors or subcontractors shall be passed through to Owner, but Operator shall maintain, administer and assist Owner in the enforcement of such warranties.

                                ARTICLE 16

                        OPERATOR'S REPRESENTATIONS

     Operator represents and warrants that:

     16.1 Corporate Standing; Authorization. Operator is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. The execution, delivery and performance of this Agreement are within Operator's corporate powers. The execution, delivery and performance of this Agreement (i) has been duly authorized by all requisite corporate action; and (ii) does not violate any existing Requirement of Law or any agreement, certificate, undertaking, commitment, instrument or other document to which it is a party or by which it or any of its assets may be bound or affected.

     16.2 Enforceability. This Agreement constitute Operator's legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, moratorium, insolvency and similar debtor rights laws, and has been executed and delivered by its duly authorized officers.

     16.3 No Violation of Law. Operator is not in violation of any Requirement of Law which could materially affect Operator's performance of any obligations under this Agreement.

     16.4 Litigation. Operator is not a party to any legal, administrative, arbitration, investigatorial or other proceeding or controversy pending, or, to the best of its knowledge, threatened, which could materially adversely affect its ability to perform its obligations under this Agreement.

     16.5 Qualifications. Operator (i) has examined each of the Project Agreements thoroughly and is very familiar with their terms; (ii) is fully qualified to operate and maintain the Project in accordance with the terms hereof; and (iii) has thoroughly familiarized itself with the conditions under which the obligations entered into hereunder are to be performed and correlated its observations with the requirements hereof.

     16.6 Waiver of Liens. Operator will cause such subcontractor retained by Operator to waive and release, to the extent it may do so, any and all liens and/or encumbrances which it or they have or may have against Owner or the Project on account of work to be performed by Operator pursuant to this Agreement. Before any subcontractor retained by Operator performs any work pursuant to this Agreement, Operator shall (i) obtain the consent of each such subcontractor to such a waiver of liens and encumbrances; and
(ii) file a copy of such a waiver of liens and encumbrances with Governmental Authorities required by Owner.

     16.7 Approvals and Permits. Operator is, or will be prior to the Phase I Project Acceptance Date, the holder of all material Approvals and Permits generally required to conduct its business in the Commonwealth of Pennsylvania. Except for Approvals and Permits required to be maintained by owner pursuant to Section 3.5, or to be provided by the Construction Contractor pursuant to either Turnkey Construction Agreement, no consent (except consents, if any, obtained prior to the date hereof) of any Person, an no Approval and Permit of, exemption by, notice or report to, or registration, filing or declaration with, any Person, is or will be required, in connection with its execution, delivery and performance of this Agreement.

     16.8 General. No representation or warranty by Operator contained herein contains any untrue statement of any material fact or any omission of any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                ARTICLE 17

                          OWNER'S REPRESENTATIONS

     Owner represents and warrants as follows:

     17.1 Good Standing; Authorization. Owner is a general partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The execution, delivery and performance of this Agreement are within Owner's partnership powers. The execution, delivery and performance of this Agreement (i) has been duly authorized by all requisite corporate action; and (ii) does not and will not violate any Requirement of Law or any agreement, certificate, undertaking, commitment, instrument or other document to which it is a party or by which it or any of its assets may be bound or affected.

     17.2 Enforceability. This Agreement constitutes Owner's legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, moratorium, insolvency and similar debtor rights laws, and has been executed and delivered by its duly authorized officers.

     17.3 No Violation of Law. Owner is not in violation of any Requirement of Law which could materially affect Owner's performance of any obligations under this Agreement.

     17.4 Litigation. Owner is not a party to any legal, administrative, arbitration, investigatorial or other proceeding or controversy pending, or, to the best of its knowledge, threatened, which could materially adversely affect its ability to perform its obligations under this Agreement.

     17.5 Approvals and Permits. Owner is, or will be prior to the Phase I Project Acceptance Date, the holder of all material Approvals and Permits generally required to conduct its business will acquire all Approvals and Permits necessary to operate the Project. Except for the Approvals and Permits to be maintained by Owner pursuant to Section 3.5 hereof or to be provided by the Construction Contractor pursuant to either Turnkey Construction Agreement, no consent (except consents, if any, obtained prior to the date hereof) of any person, and no Approval and Permit of, exemption by, notice or report to, or registration, filing or declaration with, any Person, is or will be required, in connection with its execution, delivery and performance of this Agreement.

     17.6 Contracts. Owner has obtained, or will obtain prior to the Phase I Project Acceptance Date, all necessary contracts for Fuel and electricity to operate the Project.

     17.7 General. No representation or warranty by Owner contained herein contains any untrue statement of any material fact or any omission of any material fact or any omission of any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                ARTICLE 18

                              INDEMNIFICATION

     18.1 Operator Indemnity. Operator shall indemnify, defend and harmless Owner and its officials, officers, employees and agents (all of the aforementioned being hereinafter referred to as the "Owner Indemnified Parties") from and against any Claims arising out of, incident to or related to the Operator's operation of the Project, made by any Person (other than the Owner Indemnified Parties), whether based on contract (including any breach of any agreement respecting any subcontractor but specifically excluding any breach of the Project Agreements), strict liability or otherwise (except to the extent any such

Claims arise out of, are incident to or related to the negligence of or the breach of this Agreement by any of the Owner Indemnified Parties, in which event the Claims shall be borne by the Parties in proportion to the respective fault of each Party) including (i) any claims by or otherwise involving any employee of Operator, any subcontractor, any person directly or indirectly employed by any of them and any other person for whose acts they may be liable or otherwise responsible, and (ii) any claims respecting or made by any Governmental Authority, infringement of proprietary rights, non-payments of amounts due subcontractors, bodily injury, sickness, death, injury, and injury or destruction of tangible property of any Person. The indemnification obligations under this Article 18.1 shall not be limited by an limitation on the amount or type of damages, compensation or other employee benefit acts or insurance policies. The indemnity provisions contained in this Article 18.1 shall in no manner amend or otherwise modify or limit any other of Operator's obligations expressed elsewhere in this Agreement except as expressly provided.

     18.2 Owner Indemnity. Owner shall indemnify, defend and hold harmless Operator and its officials, officers, employees and agents (the "Operator Indemnified Parties") from and against any Claims arising out of, incident to or related to Owner's ownership of the Project, made by any Person (other than Operator and the Operator Indemnified Parties) whether based on contract, tort (including negligence, by commission or omission), strict liability or otherwise (except to the extent any such Claims arise out of, are incident to or related to the negligence of or the breach of this Agreement by any of the Operator Indemnified Parties, in which event the Claims shall be borne by the Parties in proportion to the respective fault of each Party) including (i) any claims by or otherwise involving any employee of Owner, any subcontractor, any person directly or indirectly employed by any of them and any other person for whose acts they may be liable or otherwise responsible, and (ii) any claims respecting or made by any Governmental Authority, infringement or proprietary rights, non-payments of amounts due subcontractors, bodily injury, sickness, death, injury, and injury or destruction of tangible property of any Person. The indemnification obligation under this Article 18.2 shall in no manner amend or otherwise modify or limit any other of Owner's obligations expressed elsewhere in this Agreement.

     18.3 Cooperation Regarding Claims. If any Party hereto (each an "Indemnified Party") shall receive notice or have knowledge of any Claim that may result in a claim under this Article 18, such Indemnified Party shall, as promptly as possible, give the indemnifying Party notice of such Claim, including a reasonably detailed description of the facts and circumstances relating to such Claim, and a complete copy of all notices, pleadings and other papers related thereto, and the basis for its potential claim for indemnification with respect thereto, and the basis for its potential claim for indemnification with respect thereto in reasonable detail; provided that failure promptly to give such notice or to provide such information and documents shall not relieve the indemnifying Party or any obligation of indemnification it may have under this Article 18 unless such failure materially diminishes the ability of such indemnifying Party to respond to or to defend the Indemnified Party failing to give such notice against such Claim. The Indemnified Parties shall consult with each other regarding, and cooperate in respect of, the response to and the defense of any such Claim, and the Party against whom indemnification is claimed shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnified Party seeking indemnification, be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such Claim, which shall include the right to select and direct legal counsel and other consultants, appear in proceedings on behalf of such Indemnified Party, and to propose, accept or reject offers of settlement, all at its sole cost.

                                ARTICLE 19

                            OPTION TO PURCHASE

     19.1 Option to Acquire Interest.

               (a) Operator shall have the option ("Equity Purchase Option"), in Operator's sole discretion, to acquire a one-third (1/3) interest ("Acquired Interests") in either the Phase I Project alone, if the Phase II Project is terminated, or in the entire Project, Phase I and Phase II ("Entire Project"), if the Phase II Project is completed.

               (b) Operator may elect to acquire the Acquired Interest in the Phase I Project by giving notice to Owner ("Phase I Option Notice") at any time during the sixty (60) day period ("Phase I Option Period") beginning on the later to occur of (i) the first anniversary of the Phase I Acceptance Date (provided that construction of Phase II has not then been commenced), or (ii) termination of Phase II, as described in Section 9 of the Amended Steam Venture Agreement. If Operator gives the Phase I Option Notice during the Phase I Option Period, the purchase price for the Acquired Interest shall be Five Hundred Thousand Dollars ($500,000.00), payable by certified check or wire transfer no later than one hundred eighty (180) days after delivery of the Phase I Option Notice. At least sixty (60) days prior to the beginning of Phase I Option Period, Owner shall provide Operator with financial projections and pro forma calculations for the Phase I Project, subject to Operator's prior execution of a reasonable confidentiality agreement. Failure by

Owner to provide such information by the time specified herein shall automatically extend the commencement of the Phase I Option Period until sixty (60) days after such information is provided.

               (c) Operator may further elect to acquire the Acquired Interest in the Entire Project by giving notice to Owner ("Entire Project Option Notice") at any time during the sixty (60) day period ("Entire Project Option Period") beginning on the first (1st) anniversary of the Phase II Acceptance Date. If Operator gives the Entire Project Option Notice during the Entire Project Option Period, the purchase price for the Acquired Interest in the Entire Project shall be Two Million Dollars (2,000,000.00), payable by certified check or wire transfer no later than one hundred eighty (180) days after delivery of the Entire Project Option Notice. At least sixty (60) days prior to the beginning of the Entire Project Option Period, Owner shall provide Operator with financial Project, subject to Operator's prior execution of a reasonable confidentiality agreement. Failure by Owner to provide such information by the time specified herein shall automatically extend the commencement of the Entire Project Option Period until sixty (60) days after such information is provided.

               (d) If first Agreement Year pre-tax cash flow after the Phase II Project Acceptance Date is less than $4.5 million after Debt Service has been paid, then in the event that Operator exercises its Phase II Equity Purchase Option under Section 19.1(b), (i) the portion of the first Agreement Year Annual Fee described in Section 6.1(h)(i) shall be adjusted to equal one third of the first Agreement Year pre-tax cash flow and (ii) the cost to Operator to exercise its Phase II Equity Purchase Option pursuant to Section 19.1(b) shall be $500,000 plus the amount of the first Agreement Year Annual Fee under Section 6.1(h)(i) as adjusted.

     19.2 Effect on Annual Fee. Upon Operator's acquisition of the Acquired Interest pursuant to Section 19.1, the portion of the Annual Fee described in Section 6.1(e) or (h) (as the case may be) shall no longer be due or payable. Notwithstanding anything to the contrary contained herein, Operator shall have no claim to any portion of the purchase price paid for the Acquired Interest.

     19.3 Option to Acquire Entire Project. Operator shall have the option, in Operator's sole discretion, to acquire the Entire Project Project (or any portion thereof not then owned by Operator) by giving notice to Owner at any time during the thirty (30) day period beginning on the twenty-fifth (25th) anniversary of the Full Operation Date. The purchase price for the Project shall equal ninety percent (90%) of the Fair market Value of the outstanding equity in the Project still held by Owner at that time, as determined pursuant to Appendix 5 of this Agreement.

     19.4 Right of First Purchase.

               (a) In the event that Owner or its Partners elect to offer any interest in the Project or Owner for sale to any party, Owner and/or its Partners shall first offer such interest to Operator for a period of thirty (30) days, and shall offer such interest to a third party only if Operator fails during such thirty (30) day period to notify Owner of Operator's intent to purchase the interest.

               (b) If Owner or its Partners thereafter reach an agreement to sell an interest in the Project or the Owner to a third party, Owner and/or its Partners shall offer Operator the option to purchase the interest on the same terms and conditions by notice to Owner within five
(5) business days following receipt of such agreement.

               (c) In the event Owner or its Partners receive a written offer to acquire all or any portion of the Project, or any interest therein or its Owner, Owner or its Partners shall immediately provide Operator with a copy of such offer. Operator shall have thirty days following receipt of such offer to give Owner or the Partners, as the case may be, notice of Operator's intention to acquire the interest under the same terms and conditions as contained in the offer. Failure by Operator to give such notice to Owner or the Partners within such thirty (30) day period shall constitute a waiver of this right. If Operator does not elect to acquire the interest under the terms of the offer, Owner or the Partners, as the case may be, may complete the sale of the interest to the purchaser in strict accordance with the terms and conditions of the offer. In the event that any change is made in the offer, or that the purchaser under the offer fails to complete closing in accordance with the terms of the offer, this right of first refusal shall once again become fully operative.

     19.5 Ownership Limitations.

               (a) Operator's right to acquire an interest in the Project or the Owner pursuant to this Article 19 shall be limited to those levels of investment which will not cause the Project to become subject to regulation under the Federal Public Utilities Holding Company Act ("PUHCA"), or to lose its qualifying facilities ("QF") status under the Federal Power Act ("FPA"), as each such Act may be amended from time to time. If, in order for Operator to exercise the Equity Purchase Option set forth in Sections 19.1 and 19.2, a reduction in equity ownership is required to avoid Federal regulation under PUHCA or loss of QF status under the FPA, Operator and Owner shall share proportionately the obligation to reduce their respective equity positions in the Project to 25% each. Subsequent to the expiration of the Phase I Option Period or the Entire Project Option Period (as defined in Section 19.1), if any party takes action that subjects the Project to Federal regulation under PUHCA or to losing QF status under the FPA, such party shall immediately reduce its interest in the Project as required to avoid such consequences.

               (b) In the event any reduction of equity ownership is required pursuant to the foregoing paragraph, the Party not causing such failure shall have the first right to negotiate the purchase of such equity on a pro rata basis within thirty (30) days of the tender of such offer.
If an agreement cannot be reached within the thirty (30) day period, the Party who is required to reduce its ownership shall be free to negotiate the sale of the equity to a non-affiliated third party. In the event that any equity owner of the Project at any time sells all or any portion of its interest in the Project to an electric utility, so that PUHCA or QF status is violated, that owner shall immediately, and on an ongoing annual basis, compensate the other owners for the losses incurred as a result of regulation under PUHCA or loss of QF status.

     19.6 Status. Owner agrees to identify Operator as a co-developer of the Project in all publications, news releases, and other communications with the public, until the Phase I Option Period or the Entire Project Option Period has expired without Operator exercising its Equity Purchase Option under Section 19.1. The identification of Operator as co-developer of the Project will not give Operator any rights not otherwise provided herein or in the Project Agreements.

     19.7 Dividend Restriction. Owner shall make no dividend distributions to any of its Partners, incur any debts to any of its Partners or make any payments of any kind to any of its Partners unless such distributions, debts or payments are either (i) expressly authorized by the Credit Agreement, (ii) budgeted in the final financial pro forma, or (iii) agreed to in writing in advance by Operator. Pursuant to Section 9.1, one-third (33.34%) of all profits of the Project shall be held in escrow by owner until the expiration of the Equity Purchase Option (if Operator does not exercise the Equity Purchase Option) or the day after Operator acquires the Acquired Interest (if Operator exercises the Equity Purchase Option).

                                ARTICLE 20

                         MISCELLANEOUS PROVISIONS

     20.1 Entire Agreement.  This Agreement and the other Project
Agreements together contain the entire understanding of the Parties with respect to the subject matter hereof and supersede any and all prior agreements and commitments with respect thereto.

     20.2 Further Assurances. Each Party agrees that upon request of any other Party, it shall, from time to time, do any and all other acts and things as may reasonably be required to carry out its obligations hereunder and to consummate the transactions contemplated hereby, including the execution and delivery of documents.

     20.3 Amendments. No change, amendment of modification of this Agreement shall be valid or binding upon the Parties unless made in a writing signed by all Parties.

     20.4 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and this Agreement shall not be construed more severely against one of the Parties.

     20.5 Terminology. All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement. This "Agreement" shall always be deemed to mean this Agreement and the Appendices hereto. All references herein to Articles, Sections or subsections shall refer to the corresponding Articles, Sections or subsections of this Agreement unless specific reference is made to Articles, Sections or subsections of another document. Use of the words "hereby", "herein", "hereof" and similar words shall be deemed to refer to this Agreement in its entirety and not merely to the Article, Sections or subsections thereof wherein any such word may appear.

     20.6 Notice. Any notice, demand, offer, consent, report, approval or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight delivery service or by certified mail to the other Party at the following address:

               (a)  if delivered to Owner:
                    Grays Ferry Cogeneration Partnership
                    225 S. 8th Street
                    Philadelphia, PA  1906
                    Attention:

               (b)  if delivered to Operator:
                    President
                    Philadelphia United Power Corporation
                    2600 Christian Street
                    Philadelphia, PA  19146

Each Party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent or like manner to the other Parties. The effective date of notice issued pursuant to this Agreement shall be as of the addressee's receipt of such notice.

     20.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance(s) shall be invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of such provisions to other Person(s), entity(ies) or circumstance(s) shall not be affected thereby and (b) each such provisions shall enforced to the greatest extent permitted by law.

     20.8 Assignment. Except for an assignment or subcontract to PTEC, which Operator may elect in its sole discretion, Operator shall neither assign nor otherwise transfer this Agreement (or written consent of Owner and Lender (if Lender requires that its consent to be obtained) and any such assignment, subletting or other transfer without such consent shall be void. Owner shall have the right to assign this Agreement (i) as security for or as required by any lender of funds to Owner or (ii) in connection with a sale or transfer of the Project and/or the Site Lease.

     20.9 No Waiver. No consent, or waiver, express or implied, by a Party to or of any breach or default by the Party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligation of such Party hereunder. Except as otherwise provided herein, failure on the part of a Party to complain of any act or failure to act of the other Party or to declare such other Party in default, irrespective of how long such failure continues, such not constitute a waiver by a Party of its rights hereunder.

     20.10. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of conflicts of laws provisions. For the purposes of any suit, action or proceeding arising out of the Project, this Agreement, or any of the Project Agreements, Owner and Operator hereby consent and submit to the exclusive jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania, and irrevocably agree that service of process by certified mail, return receipt requested addressed as provided in Section 20.6 shall be deemed in every respect effective and valid personal service of process. Owner and Operator irrevocably waive any objection which they may nor or hereafter have to the laying of venue in such courts and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

     20.11 Successors and Assigns. Subject to the restrictions on transfers set forth herein, this Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and assigns.

     20.12. Appendices. All Appendices referred to in this Agreement shall be fully incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

     20.13     Relationship of Parties.

               (a) Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Operator and Owner. Operator shall be deemed to be an independent contractor. Operator's creditors shall not be third party beneficiaries under this Agreement.

               (b) Operator hereby declares that it is engaged in an independent business and agrees to perform the services as an independent contractor not as the agent, employee or servant of Owner. Operator has and hereby retains the right to exercise full control and supervision of its services and full control over the employment, direction, compensation and discharge of all persons assisting it in the performance of this Agreement. Operator agrees to be solely responsible for all matters relating to the payment of its employees, including compliance with social security, withholding and all other regulations governing such matters. Operator agrees to be responsible for its own actions and those of its subordinates, employees and subcontractors during the life of this Agreement. Without Owner'' approval, Operator shall have no authority to make any statements representations or commitment or take any actions which shall be binding upon Owner.

     20.14 Survival of Agreements. All of the representations, warranties, covenants and agreements of each of the Parties shall survive the execution and delivery and performance of this Agreement and the consummation of the transaction contemplated hereby except as provided herein.

     20.15 Dollar Amounts. All amounts of money in this Agreement are denominated in United States Dollars.

     20.16 Business Days. In the event that an obligation to be performed under this Agreement falls due on a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, the obligation shall be deemed due on the next business day thereafter.

     20.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. If shall not be necessary that any counterpart be signed by all Parties so long as each Party have executed two counterparts.

     20.18 Overdue Obligations to Bear Interest. Except as set forth in Section 6.3(b), all amounts due hereunder, whether as damages, credits, revenue or reimbursements, that are not paid when due shall bear interest at 1% over the Prime Rate on the amount outstanding from time to time, on the basis of a 365-day year, counting the actual number of days elapsed, and all such interest accrued at any time shall, but only to the maximum extent permitted by applicable law, be deemed added to the amount due, as accrued.

     20.19     Proprietary Information.

               (a) If either Party transmits to the other any information (including, without limitation, drawings, technology, reports and designs) which the disclosing Party designated in writing as "proprietary information", the receiving Party shall receive and hold such proprietary information in confidence, shall use it exclusively in connection with the Project (including necessary disclosures on a proprietary basis to others directly engaged in the operation or financing of the Project such as consultants, trustees and lenders engaged for that purpose provided that such third Party shall consent in writing to be bound by the provision of this Section 20.19, but in any event avoiding disclosure to other Project suppliers) and shall not publish or otherwise disclose it to others.

               (b) Notwithstanding the foregoing restrictions, either Party will have the right to disclose proprietary information furnished hereunder to a Governmental Authority to the extent required by such Governmental Authority; provided, however, that if such Party undertakes to so use such proprietary information, it agrees to give the other Party advance written notice of such undertaking, to make reasonable efforts to secure confidential treatment of such proprietary information by the Governmental Authority in question and to permit such other Party to participate in discussions with such Governmental Authority with regard to such confidential treatment are unsuccessful, the owner of the proprietary information shall have the right, if legally permissible, to revise such proprietary information to make it nonproprietary or to minimize the loss of its proprietary value.

     20.20 No Consequential Damages. In no event shall either Party be liable (whether based on contract, indemnity, warranty, tort, strict liability or otherwise) for any special, incidental, exemplary, indirect or consequential damages, including but not limited to, loss of profits or revenues arising from the performance or non-performance of such Party's obligations under this Agreement.

     20.21     Environmental Liability.

               (a) In no vent shall Owner be responsible for present or future "Claims" (hereinafter defined) directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of "Hazardous Material" (hereinafter defined) at the Site and/or adjacent areas, arising out of the period prior to the commencement of start-up of the Project pursuant to the Turnkey Construction Contract. If a Claim arises from an act or omission of Operator of PTEC subsequent to PTEC's acquisition of the Site, Operator shall defend, indemnify and hold Owner harmless against such Claim; if a Claim arises from an act or omission that occurred prior to PTEC's acquisition of the Site or any act or omission of PECO or any third party, neither Owner nor Operator shall have any liability to each other for such Claim and both parties shall fully cooperate in any action against PECO or the third party.

               (b) In no event shall Operator be responsible for present or future Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Site and/or adjacent areas arising out of the negligent acts, omissions or other conduct of Owner or any of its officials, agents or employees, contractors or subcontractors of any tier and Owner shall defend, indemnify and hold Operator harmless against, and shall reimburse Operator for such Claims; provided, however, that nothing contained herein shall be construed as requiring Owner to take any corrective action with respect to any Hazardous Material in existence prior to the start-up of the Project unless directed to do so by a Governmental Authority, in which case the corrective actions so undertaken shall be deemed a Claim within the contemplation of paragraph (a) of this Section 20.21.

               (c) In no event shall Owner be responsible for present or future Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Site and/or adjacent areas arising out of the negligence acts, omissions or other conduct of Operator or any of its officials, agents or employees, contractors or subcontractors of any tier and Operator shall defend, indemnify and hold Operator harmless against, and shall reimburse Operator for such Claims; provided, however, that nothing contained herein shall be construed as requiring Operator to take any corrective action with respect to any Hazardous Material in existence prior to the start-up of the Project unless directed to do so by a Governmental Authority, in which case the corrective actions so undertaken shall be deemed a Claim within the contemplation of paragraph (a) of this
Section 20.21.

               (d) As used in this Agreement, "Claims" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, lawsuits, judgments, decrees, debts, damages, liabilities, court costs and reasonable attorneys' fees including, but not limited to, the cost of civil fines or penalties or other expenses incurred, assessed or sustained by or against the affected Party whether asserted under a theory of strict liability or otherwise.

               (e) As used in this Section 20.21, "Hazardous Materials" shall mean materials defined as "hazardous substances," "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. SS 9601-9657, and any amendments thereto, or in the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901-6987, and any amendments thereto; and any other substance, the existence of which on the Site imposes any liability or responsibility on any Person under any present or future applicable federal, state, local or common law relating to the protection of the environment or public health and safety, whether similar or dissimilar to the foregoing.

     20.22 Owner's Approval. Wherever in this Agreement Owner's approval is set forth as a condition, such approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the Parties have hereto set their hands and seals as of the date first above written.


                              GRAYS FERRY COGENERATION
                              PARTNERSHIP

                              By:  O'Brien Environmental Energy, Inc.


                                   By:/s/ Robert A. Shinn

                              By:  Adwin Equipment Company


                                   By:/s/ Daniel A. Neely

                              PHILADELPHIA UNITED POWER
                              CORPORATION


                              By:/s/ S. G. Smith
                                   Title: President

         APPENDIX 1 to PROJECT SERVICES AND DEVELOPMENT AGREEMENT

                            [SCOPE OF SERVICES]

                        TO BE ADDED AFTER EXECUTION

         APPENDIX 2 to PROJECT SERVICES AND DEVLEOPMENT AGREEMENT

              [AVAILABILITY STANDARDS AND LIQUDATED DAMAGES]

                        TO BE ADDED AFTER EXECUTION

         APPENDIX 3 to PROJECT SERVICES AND DEVELOPMENT AGREEMENT

                           INTENTIONALLY DELETED

         APPENDIX 4 to PROJECT SERVICES AND DEVELOPMENT AGREEMENT

            PENN EVENT:  ADJUSTMENT IN MINIMUM TAKE REQUIREMENT

                                APPENDIX 4

The occurrence of a Penn Event will reduce each maximum and minimum number of Mlbs of Steam appearing in the "Amount of Steam Purchased by PTEC" column of the table appearing in Section 6.2(a).

The reduction will be calculated as follows:

               R =  [ (UP - B) X HDD Target   HDD  Actual  ] + B

               where:

               R = Mlbs deducted from all maximum and minimum number of Mlbs appearing in the table. (A maximum and minimum appears in each range listed.)

               UP = Mlbs consumed by the University of Penn during the twelve (12) months prior to the month in which the Penn Event occurs.

               B = Mlbs consumed by the University of Penn during the months of June through September prior to the month in which the Penn Event occurs.

          HDD 4,866 Heating Degree Days ("HDD's"), the 20 year average HDD's for the Philadelphia International Airport, 1969 - 1988 as reported by the U.S. Weather Service.

          HDD The total Heating Degree Days for the Philadelphia International Airport during the twelve (12) months prior to the month in which the Penn Event occurs.

         APPENDIX 5 to PROJECT SERVICES AND DEVELOPMENT AGREEMENT

"Fair Market Value" means the value which would be obtained for the Project in an arm's length transaction between an informed and willing buyer, under no compulsion to buy, and an informed and willing seller, under no compulsion to sell, acting within a reasonable time, based upon the market value of the Project utilizing generally recognized professional criteria for the appraisal of industrial equipment and machinery. If the parties cannot agree on a Fair Market Value of the Project within fifteen (15) days after any event requiring determination of Fair Market Value, then the Fair Market value shall be mutually determined in an appraisal prepared and delivered by two disinterested, certified and licensed industrial equipment and machinery appraisers, each holding the highest then-recognized professional certification for such appraisers. One of the appraisers shall be appointed by Owner and the other shall be appointed by Operator, each of which appointments shall be made within twenty-five (25) days after the event requiring determination of Fair Market Value of the Project. If the appraisers thus appointed cannot mutually agree upon the Fair Market Value of the Project within sixty (60) days after the appointment of the second appraiser, the two appraisers shall appoint, within five (5) days thereafter, a third disinterested certified and licensed equipment and machinery appraiser who shall, within sixty (60) days after the appointment, determine the Fair Market Value of the Project in accordance with generally recognized criteria for the appraisal of industrial equipment and machinery.

     If a second appraiser shall not have been appointed within the time period set forth above, the first appraiser shall determine the Fair Market Value of the Project.

     If the two appraisers fail to agree upon the appointment of a third appraiser within the time period set forth above, the parties shall jointly appoint a third appraiser who shall individually determine the Fair Market Value in accordance with the provisions of this section.

     The appraiser of appraisers, as the case may be, shall give written notice to the parties stating the determination of Fair Market Value and shall furnish to each party a signed copy of such determination. In the event of the failure, refusal, or inability of any appraiser or appraisers to act, a new appraiser or appraisers shall be appointed, which appointment(s) shall be made in the same manner as provided for the appointment of the appraiser or appraisers who failed, refused or were unable to act. The expense of any appraisal conducted in accordance with the provisions of this section shall be born equally by the parties.